Exhibit 2.3

PURCHASE AND SALE AGREEMENT

By and Among

VSS-GOLDENSTATE, LLC,

GOLDENSTATE TOWERS, LLC,

PINNACLE TOWERS ACQUISITION LLC,

and for the limited purposes set forth herein

VS&A COMMUNICATIONS PARTNERS III, L.P.

Dated as of

September 29, 2004

PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT

TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION.

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APPENDICES

APPENDIX A:	DEFINITIONS

DISCLOSURE SCHEDULES

SCHEDULES

SCHEDULE 5.4(b)(i)	ESTOPPELS
SCHEDULE 5.4(b)(ii)	NON-DISTURBANCE AGREEMENTS
SCHEDULE 5.10	LIST OF RELEASING PARTIES
SCHEDULE 6.2(a)(v)	TITLE INSURANCE ENDORSEMENTS AND COVERAGES
SCHEDULE 6.2(a)(x)	CONTRACTS SUBJECT TO TERMINATION ON PURCHASER’S DIRECTION

EXHIBITS

EXHIBIT A-1:	FORM OF GROUND LESSOR ESTOPPEL
EXHIBIT A-2:	FORM OF GROUND LESSOR ESTOPPEL (OREGON)
EXHIBIT B:	FORM OF NON-DISTURBANCE AGREEMENT
EXHIBIT C:	FORM OF SELLER’S COUNSEL’S OPINION
EXHIBIT D:	FORM OF PURCHASER’S COUNSEL’S OPINION
EXHIBIT E:	FORM OF NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
EXHIBIT F:	FORM OF TITLE CERTIFICATION
EXHIBIT G:	AUGUST TOWER CASH FLOW STATEMENT
EXHIBIT H:	FORM OF ESCROW AGREEMENT
EXHIBIT I:	FORM OF RELEASE

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PURCHASE AND SALE AGREEMENT, dated as of September 29, 2004, by and among VSS-GOLDENSTATE, LLC, a Delaware limited liability company (“Seller”), GOLDENSTATE TOWERS, LLC, a Delaware limited liability company (the “Company”), PINNACLE TOWERS ACQUISITION LLC, a Delaware limited liability company (“Purchaser”), and for the limited purposes set forth in the Agreement, VS&A COMMUNICATIONS PARTNERS III, L.P. (“VS&A”).

W I T N E S S E T H:

WHEREAS, Seller owns, beneficially and of record, the Membership Interests, constituting all the issued and outstanding equity interests in the Company, which owns and operates the business of providing wireless and broadcast communications infrastructure by leasing antenna space on communication towers to wireless companies, including by leasing the Towers located at the Sites to wireless companies (the “Business”); and

WHEREAS, Seller is willing to sell, and Purchaser is willing to purchase, the Membership Interests, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

ARTICLE 1

DEFINED TERMS

Capitalized terms used but not defined herein shall have the respective meanings specified in Appendix A hereto. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include both genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Collateral Document. Unless the context otherwise requires, references to any party includes its successors and permitted assigns, references to “or” are not exclusive, references to “hereof,” “herein” or similar terms are intended to refer to this Agreement as a whole and not to a particular section, and references to “this Section” or “this Article” are intended to refer to the entire section or article of this Agreement and not to a particular subsection thereof, unless otherwise expressly indicated. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE; CLOSING

Section 2.1. Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase at the Closing, all the Membership Interests, free and clear of any Liens of any nature whatsoever (the “Purchase”).

Section 2.2. Purchase Price; Escrow.

(a) Subject to any adjustments as required by Sections 2.2(c), 2.2(d) and 2.5, the purchase price (the “Purchase Price”) for the Membership Interests shall be equal to the lesser of (i) $63,100,000 (the “Maximum Purchase Price”) and ***.

(b) Purchaser shall deposit at least three (3) business days following the Effective Date the earnest money deposit in the amount of *** with Chicago Title Insurance Company, as escrow agent (the “Escrow Agent”), pursuant to an Escrow Agreement in form and substance reasonably satisfactory to the parties hereto.

(c) If during the ninety (90) day period following the Closing Date, the Company is unable to collect, following the exercise by Purchaser and the Company of their respective reasonable best efforts (without the requirement of paying any amounts to any third party and which efforts shall be reasonably consistent with the Company’s prior collection practices), any rental payments due under any Uncommenced Tenant Lease, then Purchaser shall provide written notice of such fact to Seller no later than ten (10) business days after the expiration of such ninety (90) day period. On the second (2nd) business day after receipt of such notice, Seller shall pay to Purchaser an amount equal to ***. If requested by Purchaser in the ninety (90) day period following the Closing Date, Seller promptly shall use its commercially reasonable efforts and shall cooperate with Purchaser and the Company in connection with collecting the rental payments referred to in the preceding sentence.

(d) On the fifth (5th) business day prior to the Closing, the Company and Seller shall provide to Purchaser a certification (the “Tower Cash Flow Statement”) setting forth in reasonable detail their good faith determination of the estimated aggregate Tower Cash Flow for all Towers of the Company as of the Closing (the “Closing Date Tower Cash Flow”), which determination shall be calculated in a manner consistent with the Company’s determination of Tower Cash Flow for each Tower of the Company provided in the August Tower Cash Flow Statement. The Company shall, and Seller shall cause the Company to, provide Purchaser with any supporting detail as reasonably requested by Purchaser in order for Purchaser to review, prior to the Closing, the Company’s estimation of the Closing Date Tower Cash Flow. Attached hereto as Exhibit G is the Company’s determination of the aggregate Tower Cash Flow as of August 31, 2004 (“August Tower Cash Flow Statement”) and the parties hereby acknowledge and agree that the same policies, methodology and principles used in such August Tower Cash Flow Statement (including the items of expenditure included in such calculation and the items of expenditure included in the Selling, General and Administrative Expenses) shall be used in the calculation of the Closing Date Tower Cash Flow. The Closing Date Tower Cash Flow, as calculated by the Company and set forth in the Tower Cash Flow Statement, shall be used for purposes of calculating the payment to be made at the Closing pursuant to Section 2.3(c)(i). Within thirty (30) days after the Closing, Purchaser shall have the opportunity to further review the Tower Cash Flow Statement and provide to Seller an Objection Notice if Purchaser disagrees with the Company’s calculation of the Closing Date Tower Cash Flow, which Objection Notice shall set forth Purchaser’s calculation of the aggregate Tower Cash Flow for all Towers of the Company as of the Closing. If Purchaser provides such Objection Notice, the determination of the Closing Date Tower Cash Flow shall be referred to the Accounting Firm for resolution and final determination as provided in Section 2.6 of this Agreement, following which Seller shall pay, on the second (2nd) business day following such resolution, any reduction in the Purchase Price consistent with such resolution, together with interest thereon at the Agreed Rate from the Closing Date through the date of such payment; it being acknowledged and agreed that the final determination of the Closing Date Tower Cash Flow shall be made based only on the facts and circumstances as in existence on the Closing Date. Any such payment by Seller in accordance with this Section 2.2(d) shall be deemed a reduction in the Purchase Price. Nothing contained in this Section 2.2(d), including any final determination of the Closing Date Tower Cash Flow, pursuant to Section 2.6 or otherwise, shall be deemed to constitute a waiver by Purchaser of any representations and warranties of Seller under this Agreement or any rights or remedies of Purchaser under this Agreement or otherwise.

Section 2.3. Closing.

(a) Closing. The closing of the Purchase (the “Closing”) shall take place on the fifth (5th) business day after the satisfaction or, to the extent permitted by Law and the terms of this Agreement, waiver of (i) all of the conditions set forth in Sections 6.1, 6.2 and 6.3 (except for those conditions to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions and except for those conditions in Section 6.2(a) which, by their terms, are applicable to individual Sites (rather than to the transaction as a whole), for which the conditions set forth in clause (ii) of this Section 2.3(a) shall apply) and (ii) all of the conditions set forth in Section 6.2(a) which by their terms are applicable to individual Sites (rather than to the transaction as a whole) with respect to individual Sites having an aggregate Tower Cash Flow, as reflected on the Tower Cash Flow Statement, equal to at least *** (the “Minimum Tower Cash Flow Requirement”). Purchaser shall have received a certificate, dated as of the Closing Date, from an authorized representative of the Seller certifying that the Minimum Tower Cash Flow Requirement has been satisfied as of the Closing Date. *** The Closing shall take place at 10:00 a.m., local time, at the offices of Sidley Austin Brown & Wood LLP, New York, New York, or such other date, place or time agreed to in writing by the parties (the date on which the Closing shall occur is hereinafter referred to as the “Closing Date”).

(b) Seller Deliveries at Closing. At the Closing, on the terms and subject to the conditions of this Agreement, Seller shall deliver, or cause to be delivered, to Purchaser:

(i) a duly executed certification of non-foreign status in a form provided to Seller by Purchaser prior to Closing for purposes of complying with the requirements of section 1445 of the Code and any other applicable state or local Law withholding certificates that Purchaser may advise Seller it believes are applicable and forms of which Purchaser provides to Seller (each, a “FIRPTA Certificate”), each executed by Seller; provided, however, that if Seller fails to deliver such FIRPTA Certificates, Purchaser shall be entitled to withhold all requisite amounts in accordance with Section 1445 of the Code or applicable state or local Law, as the case may be;

(ii) except for those Priority Interest Holders specified in Schedule 5.4(b)(ii), a duly executed Non-Disturbance Agreement from each Priority Interest Holder;

(iii) the original Ground Lease (or, if the original is not available, an executed copy thereof);

(iv) except for those Sites specified in Schedule 5.4(b)(i), a duly executed Ground Lessor Estoppel from all Ground Lessors (other than the Ground Lessor (Oregon)) with respect to the Leasehold Properties;

(v) if a Ground Lessor Estoppel has not been duly executed, notarized and delivered, to the extent that the Ground Lease, a Memorandum of Lease or other instrument evidencing the rights in such Leasehold Property has not been previously recorded, a separate Memorandum of Lease with respect to each such Ground Lease (other than for a Site for which there is no insurable and recordable interest under the Laws of the state in which such Site is located) duly executed by the parties to the Ground Lease and in a form acceptable for recording in the county where the Site for such Ground Lease is located;

(vi) a duly executed Ground Lessor Estoppel (Oregon) from the Ground Lessor (Oregon) with respect to the Leasehold Properties with such Ground Lessor (it being understood and agreed that such Ground Lessor Estoppel (Oregon) has been obtained, a copy thereof has previously been provided to Purchaser and Seller shall be required only to deliver the original thereof to Purchaser at the Closing);

(vii) a copy of each Easement which forms the primary basis for the Company to situate a Tower on the Land;

(viii) all Governmental Authorizations and any consent, approval or authorization from any other third party which is required to consummate the Purchase and the transactions contemplated under this Agreement and the Collateral Documents, in each case in form and substance reasonably acceptable to Purchaser;

(ix) with respect to each Tenant Lease, (x) a duly executed original of such Tenant Lease (or if such original is not available, an executed copy thereof) and (y) all correspondence and memoranda related to any of the foregoing.

(x) such documents including real estate Tax forms and certificates and the Title Certification, that may be reasonably required by the title company for issuance of owners’ and lenders’ policies of title insurance in favor of Purchaser and Purchaser’s lenders, that satisfies all of the requirements specified in Section 6.2(a)(v);

(xi) a copy of the determination of “No Hazard” to air navigation from the FAA for each Tower with respect to which such determination is required;

(xii) all keys and other security access codes or devices providing entry to the Improvements;

(xiii) a copy of the currently existing FCC Form 854R for each Tower with respect to which such form is required;

(xiv) the books, files and records referred to in Section 3.23;

(xv) a copy of each engineering report or environmental assessment (whether Phase I, II or otherwise) in Seller’s or the Company’s possession with respect to the Sites;

(xvi) the officer’s certificate contemplated in Section 6.2(a)(iv);

(xvii) with respect to each Related Contract, (A) a duly executed original (or if the original is not available, an executed copy thereof) of such Related Contract, and (B) all correspondence and memoranda related thereto;

(xviii) the opinion of counsel to Seller and the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C

(xix) certificates of good standing of Seller and the Company, respectively, issued as of a recent date by the appropriate Secretary of State or comparable official in each entity’s State of formation, and Tax clearance certificates of Seller and the Company; and

(xx) such documents as may be reasonably requested by Purchaser to evidence that the conditions set forth in Sections 6.2(a)(viii) have been satisfied.

(c) Purchaser Deliveries at Closing. At the Closing, on the terms and subject to the conditions of this Agreement, Purchaser shall deliver, or cause to be delivered, to Seller:

(i) an amount equal to the Purchase Price less the earnest money deposited with the Escrow Agent pursuant to Section 2.2(b), by wire transfer of immediately available funds to any account(s) designated by Seller at least two (2) business days prior to the Closing Date;

(ii) the earnest money deposited with the Escrow Agent pursuant to Section 2.2(b), and Seller shall cooperate with Purchaser in relation to such delivery;

(iii) the certificate contemplated in Section 6.3(c);

(iv) a certificate of good standing for Purchaser issued as of a recent date by the Secretary of State of the State of Delaware;

(v) a copy of the organizational documents of Purchaser, including the Certificate of Formation of Purchaser and the applicable member resolutions (or other appropriate evidence thereof) authorizing the transactions contemplated hereby; and

(vi) the opinion of counsel to Purchaser, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

(d) Payment to Bank of New York. Concurrently with the Closing, Seller and the Company shall pay or cause to be paid, on the Company’s behalf, by wire transfer of immediately available funds all amounts outstanding under the Company’s credit facility with The Bank of New York, including all principal, interest, fees and expenses payable thereunder, all as evidenced by and set forth in the Payoff Letter, which amounts shall be deemed paid from the proceeds received by Seller at the Closing pursuant to Section 2.4(c)(i).

Section 2.4. Reserved.

Section 2.5. Apportionment of Real Estate Taxes, Rent, Utilities, Etc.

(a) With respect to each Tower, appropriate prorations shall be made on a daily basis as of 11:59 P.M. (Pacific Standard Time) on the day immediately preceding the Closing Date, with respect to rental and lease payments, real estate and personal property Taxes of the Company (or with respect to the Business), Security Deposits held by Ground Lessors and utility companies and all other items of income and expense due or payable under any Ground Lease, Tenant Lease or Related Contract, in each case, of a nature ordinarily prorated as of closing in real estate transactions (and not separately addressed elsewhere in this Agreement) including all items of income and expense that are prepaid (including any Prepaid Items) or payable in arrears, any unbilled costs and fees and related accounts, notes and other receivables, with Seller being entitled to all such income required to be paid for all periods (or portions thereof) prior to the Closing Date, and responsible for all such expenses relating to the Tower Assets, in each case arising during all periods (or portions thereof) prior to the Closing Date, and Purchaser (or, following the Closing Date, the Company) being entitled to all such income required to be paid for all periods on or subsequent to the Closing Date and responsible for all such expenses relating to the Tower Assets for all periods (or portions thereof) on or subsequent to the Closing Date. A reasonable estimate of such prorations, containing reasonable detail with respect to the amounts set forth therein, shall be agreed to by Seller and Purchaser at least three (3) business days prior to the Closing Date and shall be settled in cash at the Closing, unless otherwise provided in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and then reprorated after the Closing in accordance with the following procedure. Subject to Section 2.5(b), within sixty (60) days after the Closing Purchaser shall prepare and deliver to Seller a final determination of such prorations based on, among other things, any relevant bills or other documentation necessary to effect such prorations which were not available at the Closing. Seller shall give written notice of any objection within ten (10) business days of the delivery by Purchaser of its calculation. If Seller does not object to any such prorations within ten (10) business days following the delivery to Seller of such calculation, Purchaser’s calculation of such prorations shall be deemed accepted, and the party owing the other party a sum of money based on the agreed upon post-Closing prorations shall pay said sum to the other within five (5) business days after such ten (10) business day period or as otherwise provided in this Agreement. If Seller disputes Purchaser’s calculation of the prorations within ten (10) business days after the delivery to Seller of any such calculation, Seller shall provide to Purchaser an Objection Notice, and any disputed items contained therein shall be resolved and finally determined as provided in Section 2.6 of this Agreement. Payment as provided in this Section 2.5(a) shall be made of only the amount of the prorations not set forth in the Objection Notice, and payment with respect to the prorations that are the subject of the Objection Notice shall be made only upon the final determination thereof in accordance with Section 2.6, in each case together with interest thereon at the Agreed Rate from the date of the Closing through the date of the relevant payment. Any payment made pursuant to this Section 2.5 shall not be deemed an adjustment to the Purchase Price, except for U.S. federal income taxes and other applicable Tax purposes.

(b) All real estate and personal property Taxes of the Company (or with respect to the Business), if any, attributable to any period (or any portion thereof) ending on or prior to, and due and payable prior to, the Closing Date, shall be paid by Seller at or before the Closing or shall be included in the prorations pursuant to Section 2.5(a). All real estate and personal property Taxes of the Company, if any, attributable to any period (or any portion thereof) ending on or prior to, and due and payable on or after the Closing Date, shall be paid by Purchaser and reimbursed by Seller within five (5) business days after notice to Seller of such payment by Purchaser. All Transfer Taxes which are to be shared equally by Purchaser and Seller pursuant to Section 9.2(b) shall be paid by Seller, if due on or prior to the Closing date, or Purchaser, if due after the Closing Date, and reimbursed by the appropriate party within five (5) business days of notice to such party of such payment.

Section 2.6. Resolution of Matters after the Closing. During the thirty (30) day period following the delivery of an Objection Notice pursuant to Section 2.2(d) or Section 2.5(a), the parties will seek in good faith to resolve all of the disputed matters contained therein (the “Consultation Period”). If at the end of the Consultation Period, the parties have been unable to resolve any differences the parties may have with respect to the matters described in such Objection Notice, the parties shall immediately submit all matters that remain in dispute to Deloitte & Touche LLP, or if such firm is unable or unwilling to serve in such capacity to an independent certified public accounting firm in the United States of national recognition mutually acceptable to the parties (“Accounting Firm”). If the parties are unable to agree on such a firm within five (5) business days after the end of the Consultation Period, then within five (5) business days thereafter, each of Seller and Purchaser shall select one such firm and the two firms shall select a third firm, in which event the “Accounting Firm” shall be such third firm. The Accounting Firm shall, within thirty (30) days after receiving an Objection Notice, make a final determination of all of the matters in dispute under such Objection Notice. The determination by the Accounting Firm shall be set forth in a writing which shall be delivered to the parties and shall be final and binding on the parties hereto. Such determination shall be based upon a review by the Accounting Firm of any relevant books and records or other documents or information relating to the dispute which are reasonably requested by Accounting Firm; provided, however, that no party shall be obligated to provide any workpapers or privileged materials prior to the Accounting Firm’s executing a customary confidentiality agreement relating to the review of such materials. Seller and Purchaser shall be afforded the opportunity to present to the Accounting Firm any material or information relating to the matters in dispute. Seller and Purchaser shall *** of the Accounting Firm in connection with its determination of any matter presented to it. The aforesaid adjustments, if any, shall be the only adjustments to the Purchase Price with respect to the matters referred to in Sections 2.2(d) and 2.5; provided that nothing contained therein or in this Section 2.6 shall constitute a waiver by either party of any representations and warranties made by the other party under this Agreement or any rights or remedies of such party under this Agreement or otherwise.

Section 2.7. Payments and Computations. Except for the payment referred to in Section 2.3(c)(i), which shall be paid at the Closing as provided therein, and except for any other payment required herein having a specific time or manner of payment, each party shall make each payment due to another party under this Agreement not later than 11:00 a.m. Eastern Time, on the day when due. All payments shall be paid in U.S. dollars by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment not later than two (2) business days prior to the date of such payment. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever such payment is due on day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of payment of interest.

Section 2.8. Possible Second Closing. Seller and the Company acknowledge that Purchaser may, due to the timing of financing arrangements relating to the Purchase, desire to make arrangements whereby certain Sites would be transferred to a newly-created Affiliate of Seller in order to facilitate a two stage closing. Accordingly, in the event Purchaser notifies Seller and the Company of such desire within a reasonable time prior to the Closing, Seller and the Company will reasonably consider such request to facilitate such a two stage closing, it being understood that none of Seller, the Company or Purchaser shall be under any obligation to undertake such a two stage closing other than on terms and conditions satisfactory to each of them, in their sole discretion.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

Section 3.1. Organization and Business; Power and Authority; Effect of Transaction; Capitalization.

(a) The Company is, and always has been, duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite, limited liability company power and authority to own, lease and operate its assets as currently conducted. The Company is, and always has been, duly qualified and in good standing in each other jurisdiction in which the character of the assets owned or leased by it requires such qualification other than in any jurisdiction in which the failure to be so qualified would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Section 3.1(a) of the Disclosure

Schedule contains a complete and accurate list of the jurisdictions of organization of the Company and any other jurisdictions in which the Company is qualified to do business.

(b) Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(c) Each of Seller and the Company has all requisite limited liability company power and authority necessary to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document to which it is a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by each of Seller and the Company of this Agreement and each Collateral Document to which it is a party have been duly authorized by all requisite limited liability company action on the part of the Seller or the Company, respectively. This Agreement has been duly executed and delivered by Seller and the Company and constitutes, and each Collateral Document executed or required to be executed by Seller or the Company pursuant hereto or thereto or that is required to consummate the transactions contemplated hereby and thereby, when executed and delivered by Seller or the Company, as applicable, will constitute, a legal, valid and binding obligation of Seller or the Company, as applicable, enforceable against Seller or the Company, as applicable, in accordance with its respective terms.

(d) Neither the execution, delivery and performance by Seller or the Company of this Agreement or any Collateral Document, nor the consummation of the Purchase and the other transactions contemplated hereby and thereby, or the compliance with the terms, conditions and provisions hereof or thereof, (i) will conflict with or, with the giving of notice or passage of time, would result in a breach or violation of or constitute a default under, or permit the acceleration of any obligation, the termination of any rights or imposition of any Lien under, or give any Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, or result in any loss of benefit or require any payment under, (A) any Organizational Document of Seller or the Company, (B) any Law, (C) any of the terms or requirements of any Governmental Authorization that is applicable to Seller or the Company or that otherwise relates to the Business or (D) other than as disclosed in Section 3.1(d) of the Disclosure Schedule, any Material Agreement to which Seller or the Company is subject or by which Seller or the Company may be bound, or (ii) will require Seller or the Company to obtain any Governmental Authorization or make any filing with any Authority, other than filings with Authorities relating to notifications of changes in ownership.

(e) Seller has made available or delivered to Purchaser a true and complete copy of Seller’s and the Company’s Organizational Documents, each as amended to date. The Organizational Documents so delivered are in full force and effect.

(f) Seller owns, beneficially and of record, all the issued and outstanding Membership Interests in the Company, free and clear of all Liens except for those Liens set forth in Section 3.1(f) of the Disclosure Schedule which Liens Seller represents will be released concurrently with the Closing. Section 3.1(f) of the Disclosure Schedule sets forth the authorized (together with the issued and outstanding) Membership Interests of the Company. All of the outstanding Membership Interests of the Company have been duly authorized and are validly issued and were not issued in violation of any pre-emptive or subscription rights. Except for the Membership Interests owned by Seller, no capital stock, membership interests, securities, or other form of ownership of the Company is authorized, issued or outstanding. There is no obligation that is or may be binding upon the Company to issue, sell, redeem, purchase or exchange any issued or unissued membership interests or form of ownership of the Company, nor any right related thereto, except to Purchaser pursuant to the terms of this Agreement or any Collateral Document or by Purchaser pursuant to the terms of any written Contract to which Purchaser is a party. There is no membership interest or form of ownership of the Company reserved for issuance or subject to any pre-emptive rights, and there are no outstanding subscriptions, options, warrants, rights, calls, convertible or exchangeable securities or other Contracts or Claims of any kind or nature relating to any issued or unissued membership interest or form of ownership of the Company or which may give any Person the right to acquire any such membership interest or form of ownership of the Company.

Section 3.2. Financial Information; Ordinary Course of Business.

(a) Section 3.2(a) of the Disclosure Schedule contains a true, correct, complete and accurate list of each Site. Section 3.2(a) of the Disclosure Schedule also sets forth, as of August 31, 2004, the following true, correct, complete and accurate information for each Site:

(i) with respect to each Ground Lease relating to the Leasehold Properties: the name of the landlord, the current contracted payment amounts and the approximate expiration of the current term of such Ground Lease;

(ii) with respect to each Easement which forms the primary basis for the Company to situate a Tower on the Land: a description of such Easement; and

(iii) with respect to each Site: the Company’s liability for real estate Taxes and similar assessments, the amount of the most recent real estate Tax bill, including an indication of the applicable year and whether such amount has been paid, and the amount of the most recent personal property Taxes paid by the Company, including an indication of the year covered and whether such amount has been paid. *** none of the Land currently receives an exemption from full taxation as to real property Taxes, and Seller has received no written notice of any proposed *** increase in any expenses for the Sites, including the real property Taxes with respect to the Sites.

(b) Section 3.2(b) of the Disclosure Schedule, contains the following true, correct, complete and accurate information as of August 31, 2004 (which information shall be updated pursuant to Section 5.12), for each Tenant Lease: the tenant name, site name, whether such Tenant Lease is an Uncommenced Tenant Lease, and an indication whether or not such Tenant Lease is included in a master lease or similar agreement to which the Company is a party and, if it is so included, identification of the parties to and date of such master lease or similar arrangement. Section 3.2(b) of the Disclosure Schedule contains a true, complete and accurate list of each master lease to which any Tenant Lease is subject. Except as otherwise set forth on Section 3.2(b) of the Disclosure Schedule, with respect to each Tenant Lease:

(i) payment of rent has commenced under such Tenant Lease;

(ii) (A) neither Seller nor the Company has received notice, whether written, oral or otherwise, of cancellation, termination, non-renewal or rejection in bankruptcy of such Tenant Lease and (B) *** no tenant plans to cancel or terminate, or not renew such Tenant Lease or seek protection under Title 11 of the United States Code, 11 U.S.C. §101 et seq.;

(iii) no Contract has been entered into to reduce the rental rate under such Tenant Lease; and

(iv) *** the tenant(s) under such Tenant Lease is (are) operating its (their respective) equipment pursuant to the terms of such Tenant Lease.

(c) Section 3.2(c) of the Disclosure Schedule contains (i) the August Tower Cash Flow Statement, which reflects the computation of Seller and the Company, in reasonable detail, of the Tower Cash Flow for all Towers of the Company, determined as of August 31, 2004 in a manner consistent with GAAP, and (ii) a true, correct, complete and accurate list of the annualized revenue from Tenant Leases for each Site and all expenses incurred to operate such Site for the twelve (12)-month period ending December 31, 2003 and for the eight (8) month period ended August 31, 2004 categorized as follows (A) ground rent or amounts payable under subleases, licenses and/or Easements, (B) utilities, (C) light monitoring, (D) repair and other Site maintenance related expenses, (E) insurance and (F) all capital expenditures exceeding *** that is properly classified as capital expenditures under GAAP. All expenses of the Company set forth on the August Tower Cash Flow Statement were paid on a timely basis without delinquency.

(d) Since December 31, 2003, except as set forth on Section 3.2(d) of the Disclosure Schedule, (i) each of Seller and the Company has conducted and operated the Business in the usual and ordinary course of business consistent with past practice, used its commercially reasonable efforts to maintain and preserve the Business and the Tower Assets and has not disposed of any of the assets of the Business, except for immaterial obsolete items and repairs and replacements in the ordinary course of business, (ii) there has been no flood, fire, explosion or other casualty (whether or not covered by insurance) with respect to any Site, (iii) there has occurred no Event that has had or is reasonably likely to have a Material Adverse Effect and (iv) neither Seller nor the Company has taken any action that would be prohibited by any of the following provisions of Section 5.6 had such section then been in effect: 5.6(c), (e), (h), (j), (k), (m), (n), (o), (p), (q), (s), (t), and (w).

(e) Section 3.2(e) of the Disclosure Schedule contains a true, correct, complete and accurate list of (i) all rental, lease, sublease, license, sublicense, occupancy, use or other payments under Tenant Leases actually made prior to the Effective Date in respect of any period following the Effective Date and (ii) all rental, lease, sublease, license, sublicense, occupancy, use or other payments under Tenant Leases required to be made prior to the Effective Date in respect of any period following the Effective Date.

(f) Except as set forth on Section 3.2(f) of the Disclosure Schedule no rent or other payment has been made to any Ground Lessor in advance of its due date in respect of any periods exceeding one (1) month and ending after the Effective Date.

(g) Section 3.2(g) of the Disclosure Schedule sets forth the following information as of August 31, 2004 (which information shall be updated pursuant to Section 5.12): (i) the total amount of outstanding accounts receivable of the Company arising under the Tenant Leases, and (ii) an aging schedule (the “Aging Schedule”) for such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof. All accounts receivable set forth on Section 3.2(g) of the Disclosure Schedule are valid and genuine, have arisen solely in the ordinary course of business consistent with past practice and *** are not subject to valid defenses, set-offs or counterclaims. *** Other than the obligations evidenced by the accounts receivable reflected on the Aging Schedule, all *** amounts which came due during the twelve (12) months prior to the Effective Date under the Tenant Leases were collected in the normal course of business and no amounts were written off, subject to setoff by a tenant, compromised or are otherwise the subject of an unresolved dispute.

Section 3.3. Legal Actions. Except as set forth in Section 3.3 of the Disclosure Schedule, there are (a) no Legal Actions of any kind pending or, *** threatened, at Law, in equity or by or before any Authority against or involving the Company or any Site, or relating to the ownership or operation of the Business, and neither Seller nor the Company has received notice of any of the foregoing, (b) no Orders by any Authority against or affecting the Company, the Business or any Site and (c) no outstanding or unsatisfied Orders to which the Company is a party or is bound or that otherwise involves the Business or any Site.

Section 3.4. Properties.

(a) The Sites, together with all applicable Improvements, comprise all of the real property used in the operation of the Business. The Land constitutes all of the real property necessary for the use in the operation of the Sites by the Company as currently conducted.

(b) The Company does not own a fee simple interest in any real property, nor has it ever owned a fee simple interest in any real property since its formation. Except as set forth in Section 3.4(b) of the Disclosure Schedule, the Company does not own a subleasehold or sublicense interest as a sublessee or sublicensee in any real property. Except as set forth in Section 3.4(b) of the Disclosure Schedule, the Company has a good, valid and insurable leasehold interest in all of the Leasehold Properties that are leased Sites, in each case, free and clear of all Liens, other than Permitted Exceptions.

(c) Seller has delivered to Purchaser true and correct copies of all Title Policies, together with copies of instruments evidencing the Company’s ownership interest and exceptions thereto, surveys and as-built surveys, and the most recent real estate Tax bills in its possession, in each case, relating to the Sites.

(d) Except for the Tenant Leases, the Company has not sold, transferred, assigned, conveyed, leased or encumbered or otherwise disposed of, and is not a party to any Contract with any Person to sell, transfer, assign, convey, lease, encumber or otherwise dispose of, all or any portion of its right, title and interest (including air rights or development rights) in, to and under any Sites or any portion thereof.

(e) All fixed rent, additional rent, operating expenses, real estate Taxes and similar assessments, utility charges, common area maintenance charges and any other sums payable by the tenant under each Ground Lease that have fallen due have been paid, and no such amounts have been paid more than thirty (30) days in advance unless otherwise expressly required pursuant to the terms of a Ground Lease.

(f) Except as set forth in Section 3.4(f) of the Disclosure Schedule, each Site has vehicular ingress and egress to publicly maintained highways, other public streets or private roads pursuant to an easement running with the land on which such Site is located.

(g) Except as set forth on Section 3.4(g) of the Disclosure Schedule, there is no physical damage to any Improvement that would constitute a Material Adverse Effect for which there is no insurance in effect covering the full cost of restoration.

(h) [Reserved]

(i) *** the Improvements related to each Site lie wholly within the boundaries and building restriction lines of such Site, and no improvements on adjoining properties encroach upon such Site, and no Easements or other encumbrances affecting such property encroach upon any of the Improvements, so as to affect the use of such Leasehold Property.

(j) *** there are no pending special or other assessments for public improvements or otherwise affecting any Site.

(k) Except as set forth in Section 3.4(k) of the Disclosure Schedule, each of the Sites, including the operations thereof, is in compliance with all Laws, and neither Seller nor the Company has received notice of any Legal Action from any Authority or other Person as to the condition, operation or Governmental Authorizations of any of the Sites or the Towers.

(l) Other than the Permitted Exceptions, there are no Liens or defects in title to any Site, or any matters affecting title to or the leasehold interest in, any such Sites.

(m) Except as disclosed in Section 3.4(m) of the Disclosure Schedule, (i) the Company has obtained or is a party to all Governmental Authorizations, Contracts, Easements or other rights that are necessary to permit the lawful use and operation by the Company of the Sites and Improvements as they are being used, or that are necessary to permit the lawful use and operation by the Company of all driveways, roads and other means of lawful egress and ingress to and from the Sites, (ii) all such Governmental Authorizations, Contracts, Easements and other rights are in full force and effect, and, *** there is no pending threat of modification or cancellation thereof and (iii) neither Seller nor the Company has received any written notice of any violation of any Law or expected change in Law issued by an Authority that would affect any Site or portion thereof.

(n) Except as disclosed on Section 3.4(n) of the Disclosure Schedule, *** (i) there are no condemnation or rezoning proceedings that are pending or, contemplated or threatened, with respect to any of the Sites or for the relocation of roadways providing access to such Sites and (ii) there are no zoning, building or similar Laws or codes or conditions or agreements contained in any Easement, restrictive covenant or any similar Contract affecting any Site that are or will be violated in any *** respect by the continued maintenance, operation or use of any Improvements or the Sites.

(o) Section 3.4(o) of the Disclosure Schedule contains a true, correct and accurate list of the assets, personal property, including generators, and Tower Lighting Systems, organized by Site, of the Company. The Company has good and valid title to all of the personal property of the Business, free and clear of any Liens except Permitted Exceptions. Except as otherwise expressly provided herein, no other Person has any right, title or interest in any assets used or held for use in connection with the Business and related to the Sites, whether tangible or intangible, real, personal or mixed. The personal property of the Business is (i) owned by the Company and (ii) in all *** respects satisfactory operating condition and fit for the purposes for which the Company is currently using them in connection with the Business, subject to normal maintenance requirements and normal wear and tear and obsolescence reasonably expected in the ordinary course of business.

(p) Section 3.4(p) of the Disclosure Schedule sets forth, with respect to each Site:

(i) FAA and/or FCC applications, responses, approvals, clearances and registration numbers submitted or received by the Company;

(ii) the environmental assessments and any environmental reports involving contemporaneous or subsequent intrusive testing, the “NEPA (or FCC) Checklists” performed pursuant to NEPA requirements and any other information that may have been produced regarding the environmental condition of such Site or neighboring real property;

(iii) any and all Tribal Historic Preservation Officer (if applicable) and State Historic Preservation Officer related documentation and approvals;

(iv) any development rights regarding such Site, and any other intangibles (other than Intellectual Property) relating to the use, operation or development of such Site; and

(v) all tower removal bonds.

Section 3.5. Towers; Improvements; Tower Lighting Systems. Section 3.5 of the Disclosure Schedule sets forth a true, correct, complete and accurate list, organized by Site, of all Improvements constituting Towers, buildings and shelters, and all Equipment. Such schedule sets forth the height of the Tower, tower types, and whether the Tower has a Tower Lighting System. Except as described in Section 3.5 of the Disclosure Schedule, (i) there are no *** structural defects affecting any of the Improvements (or any portion thereof) and there are no *** latent defects in respect thereof; (ii) all Improvements have been maintained in accordance with customary communications tower industry practice and governmental standards, and are in satisfactory working order (subject to normal wear and tear) and an operating condition adequate in all *** respects for the purposes for which the Company is currently using them in connection with the Business, (iii) none of the Improvements require any *** repairs, replacement or rehabilitation, other than regular maintenance in accordance with customary communications tower industry practice; (iv) all Improvements are suitable for the purposes for which the Company is currently using them in connection with the Business; and (v) the Company has good and marketable title to all Improvements, free and clear of any Liens, except Permitted Exceptions. No other Person has any right, title or interest in any Improvements. Each Tower Lighting System, including all light bulbs, is in good operating condition and in good repair and is adequate in all *** respects for normal operation (subject to normal wear and tear). On the Closing Date, all light bulbs in Tower Lighting Systems shall be in good working order, except as set forth in the NOTAM Report.

Section 3.6. Financial Statements; Liabilities and Indebtedness.

(a) Seller has previously furnished to Purchaser (i) the audited balance sheet of the Company as of December 31, 2003 and December 31, 2002 and the related statements of income and cash flows for each of the years then ended, together with the appropriate notes to such financial statements and the audit report thereon and (ii) unaudited balance sheet of the Company as of August 31, 2004 (collectively, the “Financial Statements”). Except as set forth therein or in the notes thereto, such balance sheets and statements of income and cash flows have been prepared in conformity with GAAP consistently applied (except for the absence of footnotes in the unaudited financial statements and except that the unaudited financial statements do not include normal, year-end adjustments), and such balance sheets and related statements of income and cash flows present fairly and accurately in all *** respects the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby.

(b) The Company has no liabilities, obligations or Indebtedness, whether accrued, contingent or otherwise, except liabilities, obligations and Indebtedness (i) that are reflected or disclosed in the Financial Statements, (ii) that are disclosed in this Agreement or in matters set forth on the Disclosure Schedule hereto or thereto, or (iii) that were incurred after December 31, 2003 in the ordinary course of business, consistent with past practice.

(c) Except as set forth in Section 3.6(c) of the Disclosure Schedule, the Company has entered into no guarantees or similar obligations (including surety bonds or letters of credit), including any guarantees or similar obligations relating to obligations or liabilities of Seller or any Affiliate of Seller.

Section 3.7. Approvals, Other Authorizations, Consents, Reports, Etc.

(a) Section 3.7(a) of the Disclosure Schedule sets forth a true, correct, complete and accurate list of all Governmental Authorizations held by or issued to the Company or Seller in connection with the Business (the “Business Permits”).

(b) Except as set forth in Section 3.7(b) of the Disclosure Schedule:

(i) the Company has operated and is operating each Site (and all related Improvements) in accordance with all Business Permits (including Governmental

Authorizations of the FAA, FCC, United States Army Corps of Engineers, Tribal Historic Preservation Officer, State Historic Preservation Officer and California Historical Resources Information System or under NEPA requirements, if applicable, and all lighting and marking requirements imposed by the FAA and FCC) and in compliance with all Laws (including Laws relating to zoning and similar restrictions relating to the use or enjoyment of real property);

(ii) the Business Permits constitute all Governmental Authorizations that are necessary or advisable for the use, ownership and operation of the Business and each Site by the Company, in the manner in which such Site is currently being used, occupied and operated by the Company;

(iii) none of the Business Permits is subject to any restriction or condition that could limit the ownership or operation by the Company of any of the Sites, as such Sites are currently operated, except for any restrictions and conditions generally applicable to Governmental Authorizations of such type;

(iv) each of the Business Permits is valid and in good standing (and in full force and effect) and has not been impaired by any act or omission of the Company or Seller or any of their respective Affiliates or Representatives;

(v) neither the Company nor any Business Permit is the subject of any proceeding nor, *** is any proceeding threatened (A) to revoke, terminate or impose any limitation on any Business Permit or on the Company’s ability to use or rely upon such Business Permit or (B) which is reasonably likely to result in any revocation, termination or the imposition of any limitation on any Business Permit or to result in the imposition of any fine or penalty on the Company with respect thereto;

(vi) all Improvements at each Site are, and at the time of development of such Site as a communications facility were, in compliance with all applicable zoning requirements, wetlands requirements, the National Historic Preservation Act and any related or similar federal or state Laws, land use Laws and applicable title covenants, conditions, restrictions and reservations in all respects;

(vii) there are no NOTAMs associated with any of the Sites that have not been properly closed or extended in accordance with Law;

(viii) no consents, permits, authorizations, approvals, filings or notices are required to be obtained, made or given by the Company or any of its Affiliates from or to any Authority in order to consummate the Purchase and the other transactions contemplated hereby and by the Collateral Documents; and

(ix) no Event exists or has occurred that constitutes, or with the giving of notice or passage of time would constitute, a breach, violation or default, under any Business Permit or any Law.

Section 3.8. Compliance with Law. The Company has complied with, and is not in violation of, any Law to which it or its Business is subject.

Section 3.9. Tax Matters. Except as set forth in Section 3.9 of the Disclosure Schedule:

(a) Seller has made available to Purchaser, prior to the Effective Date, true and complete copies of all personal property Tax Returns and all personal property and real estate Tax assessments and bills for the respective previous Tax periods. All Tax Returns required to be filed by the Company or with respect to the Business have been timely and duly filed, and all such Tax Returns are true, correct and complete in all *** respects. All Taxes due and payable by the Company or with respect to the Business have been duly and timely paid in full other than any Taxes for which adequate reserves have been established on the Financial Statements or Taxes for which Purchaser is responsible pursuant to Section 9.2;

(b) there are no Liens (other than Permitted Exceptions) with respect to Taxes due by the Company or on the Business, pursuant to applicable Law, Contracts or otherwise;

(c) no Tax Claims, audits, examinations or disputes are pending or, *** threatened or proposed, with respect to the Company or the Business. No Tax sharing or similar Contract relating to Taxes has been entered into by or with respect to the Company or the Business. No unpaid invoice relating to Taxes has been received by the Company or with respect to the Business;

(d) the Company (and/or the Seller, with respect to the Business) has complied in all respects with the provisions of the Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Authority all such amounts required;

(e) Purchaser will not be responsible or liable for any Taxes of the Seller or required to have been withheld and paid by the Seller to any Authority other than any Taxes for which adequate reserves have been established on the Financial Statements or Taxes for which Purchaser is responsible pursuant to Section 9.2;

(f) the Seller is not a “foreign person” within the meaning of Section 1445 of the Code, as amended and Section 1.1445-2 of the Treasury Regulations promulgated thereunder, and is not a “disregarded entity” under Section 301.7701-3 of the Treasury Regulations;

(g) no taxing authority other than taxing authorities of the jurisdictions where the Sites or real property assets held by the Company are located has asserted that it is owed any Taxes with respect to any of the Sites or the activities in which the Sites are used;

(h) the Company is, and has since its formation been, a “disregarded entity” for United States federal income tax purposes (and any relevant United States state or local tax purposes); and

(i) the Company is not in breach of any Tax representations or Tax covenants made in any Ground Leases or Tenant Lease.

Section 3.10. Insurance.

(a) The Company maintains policies of fire and extended coverage and casualty, liability and other forms of insurance relating to the ownership and operation of each Site in such amounts and against such risks and losses as are customary for similar businesses similarly situated. Section 3.10 of the Disclosure Schedule sets forth a true and complete list and description (including the policy deductibles and limits) of all insurance policies and other forms of insurance owned or maintained by the Company, or by Seller for the Company, together with, for each policy (i) a statement of the annual premiums paid (ii) the aggregate amount of claims made under and paid, and (iii) any claims currently pending, in each case since January 1, 2003.

(b) With respect to each of the insurance policies set forth on Section 3.10 of the Disclosure Schedule: neither Seller nor the Company has received any notice of cancellation, termination or non-renewal of any such policy or arrangement nor, *** has any cancellation, termination or non-renewal of any such policy been threatened.

Section 3.11. Casualties. Since January 1, 2003, the Company has not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance) with respect to any Site.

Section 3.12. Utilities and Access. Except as set forth in Section 3.12 of the Disclosure Schedule, (a) the utility services currently available to each Site (i) are adequate for the present use of such Site by the Company as conducted on the Effective Date, (ii) are in the name of the Company and (iii) are being supplied by utility companies pursuant to valid and enforceable Contracts or tariffs and (b) *** there is no Event, individually or in the aggregate, which will result in the termination of utility services to such Site. No action is pending or, *** threatened or Event existing which, individually or in the aggregate, would have the effect of terminating or limiting such utilities.

Section 3.13. Material Agreements. True, correct and complete copies of all Material Agreements and each Proposed Tenant Lease (in the form to be executed and with all blanks properly completed and all schedules and exhibits attached thereto) have been provided to Purchaser. Section 3.13 of the Disclosure Schedule contains a true, correct, complete and accurate list of all consents required to be delivered pursuant to Section 2.3(b)(viii). Section 3.13 of the Disclosure Schedule contains a true, correct, complete and accurate list of all Related Contracts. The Company is not party to any Material Agreement (written or oral, and including any management agreements) other than Contracts described in Sections 3.2(a), 3.2(b) or 3.13 of the Disclosure Schedule. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) each Material Agreement (i) is in full force and effect, (ii) has not been modified or amended (except for written modifications or amendments prior to the Effective Date, true, correct and complete copies of which have been provided to Purchaser), (iii) has been duly authorized, executed and delivered by the Company and, to Seller’s Knowledge, the other parties thereto and (iv) is a legal, valid and binding obligation of the Company and, to Seller’s Knowledge, each of the other parties thereto, in each case, enforceable against each of the parties thereto in accordance with its terms;

(b) neither the Company nor, *** any other party to a Material Agreement (i) has failed to duly comply with all of the *** terms and conditions of each such Material Agreement or (ii) has done or performed, or failed to do or perform (and no Claim is pending or, *** threatened, to the effect that the Company, or the other party thereto has not so complied, done and performed or failed to do and perform) any act which would (x) constitute a *** breach or default under, or would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both), any of such Material Agreements or (y) in any *** respect impair the rights or benefits of, or *** increase the costs of the Company under any of such Material Agreements;

(c) none of the Material Agreements or any other Contract contains any restriction or limitation that purports to restrict or limit the ability of the Company or any of its Affiliates to compete, directly or indirectly, with any Person or to engage, directly or indirectly, in any line of business;

(d) at the Closing, there will be no marketing, management or other Contract pursuant to which any Person other than the Company has the right to market or lease tower space to any Person at a Site;

(e) a Memorandum of Lease (or the Ground Lease itself) has been duly recorded for each Site subject to a Ground Lease (other than for a Site for which there is no insurable and recordable interest under the Laws of the state in which such Site is located) prior to the Effective Date, and true, correct and complete copies of any *** amendments or modifications to the terms of any such Ground Lease since the recordation of the Memorandum of Lease (or the Ground Lease) relating thereto have been provided to Purchaser;

(f) there are no oral Material Agreements, and there are no oral amendments, modifications or supplements to any written Material Agreements other than as indicated in Section 3.13 of the Disclosure Schedule; and

(g) there are no Contracts with (i) any employee which require the payment of any compensation upon the occurrence of any specified contingency or (ii) any third party which require a penalty, compensation or other payment by the Company due to the transactions contemplated hereby or in the event of the termination of such Contract on or following the Closing Date; and

(h) the Company is not a party to any synthetic lease.

Section 3.14. Environmental Matters.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, with respect to each Site and the Business:

(i) neither Seller nor the Company nor, *** any third party is a party in interest or otherwise subject to any Order (other than Orders of general applicability) pursuant to any Environmental Law with respect to the Business, and none of the Sites is subject to any Order pursuant to any Environmental Law;

(ii) neither Seller nor the Company nor, *** any third party (A) is the subject of any Environmental Claim relating to the Business and, *** no such Environmental Claim is threatened, (B) has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to such Site or the Business or (C) *** that any such notice described in clause (B) will be received or is being threatened;

(iii) the Company has obtained all Environmental Permits required to operate such Site, and each such Environmental Permit is in full force and effect and is listed in Section 3.14(a) of the Disclosure Schedule, and the Company has been and is in compliance in all *** respects with the terms of all such Environmental Permits, and no such Environmental Permit is subject to any pending administrative or judicial proceeding to revoke, cancel or declare such Environmental Permit invalid in any respect and no such proceeding is threatened;

(iv) (A) no operations or activities conducted on such Site by the Company or, *** without inquiry, any third party are, or have been, in violation of or delinquent under any Environmental Laws and (B) neither Seller nor the Company has *** any violation of or delinquency related to the Land or arising out of such operations with respect to any Environmental Laws;

(v) *** no Land contains, and has not previously contained, any Hazardous Substances in amounts or concentrations which constitute or constituted a violation of or could reasonably be expected to give rise to liability under, any Environmental Law;

(vi) there has been no release by the Company or, *** any third party, of Hazardous Substances at or from any Land, or arising from or related to the operations of the Company or any of its Affiliates or any third party in connection with any Land or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws;

(vii) neither Seller nor the Company nor, *** any third party has taken (or caused to be taken) any action or omitted to take (or prevented any Person from taking or caused any Person not to take) any action that (x) would result in any Land not being in compliance with all Environmental Laws, or (y) has caused or may cause a violation of any Environmental Law, and neither Seller nor the Company has taken (or caused to be taken) any action that has caused or may cause any contamination at, under or about any Land;

(viii) *** none of the Land: (A) is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list, (B) has located on it, or previously had located on it, underground or above ground storage tanks, landfills, waste disposal areas or lagoons, (C) has located on it any equipment containing any concentration of polychlorinated biphenyls (“PCBs”), or (D) has material on or in it which contains asbestos; and

(ix) neither the execution of this Agreement nor the consummation of any transactions contemplated by this Agreement will require compliance with any Environmental Property Transfer Law.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a true, correct, complete and accurate list of all environmental site assessment reports or similar documents existing in the files, custody or control of Seller or the Company with respect to the Land at each Site for which an environmental report has previously been prepared. True, correct and complete copies of all such Phase I and Phase II environmental site assessment reports, ground water monitoring reports, remedial action plans and regulatory correspondence related thereto that are in the files, custody or control of Seller or the Company have been provided to Purchaser.

Section 3.15. Security Deposits. Section 3.15 of the Disclosure Schedule sets forth a true, correct, complete and accurate list of the Security Deposits (including the amounts thereof) currently held by (a) a landlord or Easement grantor under any Ground Lease or Easement (as applicable) and (b) the Company or Seller under any of the Tenant Leases. The Security Deposits are being maintained in accordance with the provisions of the applicable Ground Leases or Tenant Leases and Law, and no Security Deposits that were in the possession of the Company during its ownership of the applicable properties have been applied except in accordance with the provisions of the applicable Ground Lease or Tenant Lease.

Section 3.16. Bank Accounts, Letters of Credit and Powers of Attorney. Section 3.16 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company. Seller has heretofore delivered to Purchaser true, correct and complete copies of each letter of credit and each power of attorney described on Section 3.16 of the Disclosure Schedule.

Section 3.17. Affiliate Transactions. Seller has previously provided a true, accurate and complete summary of the *** terms of all Affiliate Transactions in effect or that were in effect since January 1, 2003. Each of the Affiliate Transactions shall be duly terminated by or prior to the Closing Date.

Section 3.18. Broker or Finder. Except for the fees of Veronis Suhler Stevenson LLC (which shall be paid in full by Seller), no agent, broker, investment banker, financial advisor or other firm or Person engaged by or on behalf of Seller, the Company or any of its Affiliates is or will be entitled to any fee or commission in connection with the Purchase or the execution, delivery or performance of this Agreement.

Section 3.19. Intellectual Property.

(a) Section 3.19 of the Disclosure Schedule contains a list and brief description of all Intellectual Property Rights.

(b) The Company owns, or is validly licensed or otherwise has the right to use, all Intellectual Property that is currently used in the Business or that is *** to conduct the Business as presently conducted (the “Intellectual Property Rights”).

(c) The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property Rights or other proprietary information of any other Person or breached any nondisclosure agreement with respect thereto. The Company has not received any Claim or notice alleging any such interference, infringement, misappropriation, violation or breach (including any Claim that the Company must license or refrain from using any Intellectual Property Rights or other proprietary information of any other

Person) which has not been settled or otherwise fully resolved. *** no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of the Company.

(d) Except as set forth on Section 3.19 of the Disclosure Schedule, the Company has not sold, assigned, transferred, licensed or sublicensed, or entered into any Contract to sell, assign, transfer or sublicense its Intellectual Property.

Section 3.20. Employee Benefits.

(a) Section 3.20 of the Disclosure Schedule contains a list and brief description of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (the “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (the “Welfare Plans”) and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the “Plans”) maintained, or contributed to, by the Company (or anyone on behalf of the Company) or any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a “Commonly Controlled Entity”) for the benefit of any current or any former employees, officers or directors of the Company. Seller has made available to Purchaser true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Except as would not have a Material Adverse Effect on the Company, (A) each Plan has been administered in accordance with its terms, and (B) the Company and all Plans are in compliance with applicable provisions of ERISA and the Code.

(b) All Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the IRS to the effect that such Pension Plans are so qualified and the trust thereunder are exempt from Federal income taxes under Section 501(a) of the Code, and no such determination letter has been revoked nor has any Event occurred since the date of such Plan’s most recent determination letter that would *** affect its qualification or *** increase its costs.

(c) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Plan subject to Title IV of ERISA.

(d) The Company does not have any liability or obligation under any Welfare Plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA.

(e) Except as provided by this Agreement, no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan as a result of the transactions contemplated by this Agreement.

(f) The deduction of any amount payable pursuant to the terms of the Plans will not be subject to disallowance under Section 162(m) of the Code.

Section 3.21. Employees.

(a) Section 3.21(a) of the Disclosure Schedule lists the names, titles and current annual salary rates of and bonuses paid or payable to all present officers and employees of the Company (the “Employees”). Except as set forth in Section 3.13, 3.20 or 3.21(a) of the Disclosure Schedule, the Company does not have any employment Contract with, or maintain any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Employees. There are no Contracts with respect to Employees which are subject to Section 280G of the Code or which would obligate the Company to make any payment or provide any benefit that could be subject to tax under Section 4999 of the Code.

(b) Except as set forth in Section 3.21(b) of the Disclosure Schedule, (i) the Company has complied in all *** respects with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and the Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any such Laws; (ii) Seller believes that the Company’s relations with its employees is satisfactory; (iii) no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company; (iv) there are no Claims pending against the Company before any workers’ compensation board; and (v) the Company has not received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company and, *** no such investigation is in progress.

Section 3.22. Subsidiaries. The Company has no Subsidiaries or any equity, partnership, limited liability company or other ownership interest in any Person.

Section 3.23. Minute Books; Books and Records. The minute books of the Company made available to Purchaser contain a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of formation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, *** Immediately following the Closing, the Company will posses or have reasonable access to all originals (or if not available, copies) of all books, files and records relating to the Business, including tenant files, technical and procedural manuals, records, Tax records and files, documents, correspondence, construction, engineering or architectural plans, drawings and related site plans, specifications, studies, reports, compliance and zoning documentation, permits, plats, surveys pertaining to the construction of the Towers, as-built surveys (if available) and other related printed or written materials.

Section 3.24. Tower Assets. All the *** assets that are used in the operation and conduct of the Business are owned by the Company. All ownership rights, and right, title and interest in, to and under the Tower Assets are owned solely by the Company. Other than ownership of the Membership Interests, neither Seller nor its Affiliates (other than the Company) own any other assets used or held for use in the Business.

Section 3.25. Accounting Controls. The Company has maintained systems of internal accounting controls with respect to the Business in a manner appropriate for the size and scope of the Business which Seller believes is sufficient to provide reasonable assurances that: (a) all *** transactions are executed in accordance with management’s general or specific authorization; (b) all *** transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements; (c) access to its *** property and assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels thereof at reasonable intervals and appropriate action is taken with respect to any variances.

Section 3.26. No Material Obligations Other Than The Business. The Company has not at any time in its existence been, and it is not currently, engaged in any business, directly or indirectly, other than the Business. Except for properties, or interests therein, which the Company has sold and for which the Company has no continuing obligations or liabilities, it has not owned, and does not currently own any other assets other than the Towers and incidental personal property necessary for the operation of the Business. The Company has maintained its books and records and bank accounts separate from those of its members and Affiliates and from any other Person. At all times during its existence the Company has held itself out to the public as a legal entity separate and distinct from any other Person (including any of its members and Affiliates) and not as a department or division of any Person. The Company has at all times during its existence (i) paid the salaries of its own employees, (ii) been allocated fairly and reasonably any overhead for office space shared with any of its members or Affiliates, (iii) used its own stationery, invoices and checks, (iv) filed its own Tax Returns with respect to itself as may be required under Law, (v) has not sought, acquiesced in, suffered or permitted its liquidation, dissolution or winding up, in whole or in part, (vi) has not acquired by purchase or otherwise any stock or beneficial ownership of, any Person, (vii) has not commingled or permitted to be commingled its funds or other assets with those of any other Person, (viii) has maintained its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, (ix) has not held title to its assets other than in its own name, (x) conducted the Business in its own name and (xi) has observed all formalities consistent with its status as a limited liability company.

Section 3.27. Governmental Regulation. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

Section 3.28. Exclusivity of Representations. The representations and warranties made by each of Seller and the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Each of the Seller and the Company hereby disclaims any such other or implied representations or warranties, notwithstanding the prior delivery or disclosure to Purchaser or its Representatives of any documentation or other information (including any offering memoranda, supplemental data or financial projections or other forward-looking statements).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Company as follows:

Section 4.1. Organization and Business; Power and Authority; Effect of Transaction.

(a) Purchaser is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite limited liability company power and authority to own, lease and operate its business as currently conducted.

(b) Purchaser has all requisite limited liability company power and authority necessary to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document to which it is a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by Purchaser of this Agreement and each Collateral Document to which it is a party have been duly authorized by all requisite limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or that is required to consummate the transactions contemplated hereby and thereby when executed and delivered by Purchaser will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

(c) Neither the execution, delivery and performance by Purchaser of this Agreement or any Collateral Document to which Purchaser is a party, nor the consummation of the Purchase and the other transactions contemplated hereby and thereby, or compliance with the terms, conditions and provisions hereof or thereof, (i) will conflict with, or with the giving notice or passage of time, would result in a breach or violation of or constitute a default under (A) any Organizational Document of Purchaser or (B) any Law or (ii) will require Purchaser to obtain any Governmental Authorization or make any filing with any Authority, other than filings with Authorities relating to notifications of changes in ownership.

Section 4.2. Broker or Finder. No agent, broker, investment banker, financial advisor or other firm or Person engaged by or on behalf of Purchaser is or will be entitled to a fee or commission in connection with the Purchase or the execution, delivery or performance of this Agreement.

Section 4.3. Financial Capability. Purchaser will have, as and when required, upon satisfaction of the conditions to closing by Seller and the Company set forth in Article 6 herein, the funds necessary to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. ***

Section 4.4. Investment Representation. Purchaser is aware that the Membership Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser is an “accredited investor” as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests. Purchaser is acquiring the Membership Interests from Seller for its own account, for investment purposes only and not with a view to the distribution thereof. Purchaser agrees that the Membership Interests will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

Section 4.5. Consents. Purchaser has obtained all consents necessary for the execution, delivery and performance by it of this Agreement, the Collateral Documents and the consummation of the transactions contemplated hereby, including any board authorizations (if required) and consents from lenders (if required).

ARTICLE 5

COVENANTS

Section 5.1. Access to Information; Audit Rights; Confidentiality.

(a) From the Effective Date until the Closing Date, the Company shall, and Seller shall cause the Company to, afford to the authorized Representatives of Purchaser (upon reasonable advance written notice to its executive officers) access during normal business hours to the offices, properties (including the Sites and the right to inspect and view physical properties of the Towers), employees, Representatives and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with environmental audits (including Phase I and Phase II investigations)) of the Company to the extent Purchaser shall deem reasonably necessary or desirable; and the Company shall, and Seller shall cause the Company to, furnish to Purchaser or its authorized Representatives such additional information concerning the Company as shall be reasonably requested, including all such information as shall be reasonably necessary to enable Purchaser or its Representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller and the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 6 have been satisfied, including reasonable access to the employees of Seller or the Company to the extent any such employee has knowledge of such matters. Purchaser agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company, and Seller and the Company agree to cause their employees and Representatives to cooperate reasonably in such investigation.

(b) From the Effective Date until the *** anniversary of the Closing Date, and without limitation of the other document production otherwise required by Seller and the Company hereunder, the Company shall, and Seller shall cause the Company to, from time to time, at no out of pocket cost to Seller or the Company upon reasonable advance written notice from Purchaser, provide to Purchaser, its Affiliates and its Representatives: (i) access to all financial and other information pertaining to the period of Seller’s ownership of the Company, which information is in Seller’s possession and relevant and reasonably necessary, in the opinion of Purchaser’s or its Affiliates’ outside, third party accountants (“Accountants”) to enable Purchaser or its Affiliates and their Accountants to prepare financial statements in compliance with any and all of (A) Rule 3-05 or Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”), as applicable to Purchaser or its Affiliates; (B) any other rule issued by the Commission and applicable to Purchaser or its Affiliates; and (C) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Purchaser or its Affiliates; and (ii) a representation letter, in form specified by, or otherwise satisfactory to the Accountants, signed by the individual(s) responsible for Seller’s and the Company’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the Accountants in order to render any opinion or to issue any report concerning the Company’s financial statements for any date and/or period as of or prior to the Closing.

(c) From the Effective Date until the *** anniversary of the Closing Date, Seller and the Company will, upon the reasonable request of Purchaser and at no out-of-pocket expense to Seller, provide reasonable assistance in order to enable Purchaser to (i) file any documents with the Commission (including any registration statement or report, or any amendments thereto), (ii) respond to any requests for information from the Commission, (iii) comply with the Sarbanes-Oxley Act or (iv) satisfy the NYSE’s or other applicable stock exchange listing requirements.

(d) From and after the Closing Date, Seller shall, and shall cause each of its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for his, her or its own benefit or the benefit of any other Person any Confidential Information. The obligations of Seller under this Section 5.1(d) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.1(d) or (ii) is required to be disclosed by Law; provided, however, that Seller shall notify Purchaser as early as practicable prior to any such required disclosure in order to allow Purchaser to take appropriate measures to preserve the confidentiality of such information. For purposes of this Agreement, “Confidential Information” means all Trade Secrets, information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Business or customers of the Business, including all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, Contracts, bids, legal matters, unpublished written materials, names and addresses of customers and prospective customers, information about employees, suppliers and other companies with which the Business has a commercial relationship, plans, methods, concepts, technical information, computer programs or software in various stages of development, passwords, source code listings and object codes. Seller agrees that a breach by Seller of this Section 5.1(d) shall cause irreparable harm to Purchaser and the Company and that Purchaser’s remedies at Law for any breach or threat of breach of the provisions of this Section 5.1(d) shall be inadequate, and that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Section 5.1(d) and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled at Law. Prior to the

Closing, Seller shall assign any and all confidentiality or similar agreements entered into with any prospective purchaser of the Company or any of its *** assets or properties.

(e) From and after the Closing Date, Purchaser shall, and shall cause each of its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for his, or her or its own benefit or the benefit of any other Person, any confidential information relating to Seller and its Affiliates (other than the Company). The obligations of Purchaser under this Section 5.1(e) shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.1(e); or (ii) is required to be disclosed by Law or the rules of any stock exchange to which Purchaser or its Affiliates is subject; provided, however, in any such case, Purchaser, subject to such requirement, shall notify Seller as early as practicable prior to disclosure to allow Seller to take appropriate measures to preserve the confidentiality of such information.

(f) Except as otherwise provided herein, no party hereto (and no officer, employee or Representative thereof) shall disclose the *** terms of this Agreement to any Person other than its Affiliates and Representatives; provided, however, that (A) Purchaser may disclose the *** terms of this Agreement in connection with (i) securing financing or refinancing from one or more third parties (provided each such third party shall have appropriate confidentiality arrangements with Purchaser or its Affiliates), (ii) selling any assets of the Company or all or a part of the business of the Purchaser to one or more third parties (provided any interested third party shall have entered into valid and binding confidentiality agreements with Purchaser or its Affiliates), (iii) as required, in the reasonable judgment of Purchaser’s counsel, by Law or the applicable rules of any stock exchange or organization on which the disclosing party’s securities are traded and/or (iv) as required to enforce this Agreement, and (B) Seller may disclose the *** terms of this Agreement (i) to its Affiliates including its members and VS&A may disclose the *** terms of this Agreement to its limited partners and to any prospective investors in any new fund affiliated therewith (provided each such party shall have entered into valid and binding confidentiality agreements with VS&A), (ii) as required, in the reasonable judgment of Seller’s counsel, by Law and/or (iii) as required to enforce this Agreement; provided that if such disclosure is required, the party making such disclosure shall provide the other party with prompt written notice of the information proposed to be disclosed (which shall be limited to that information which is required to be disclosed) and will take into account any reasonable comments of the other party in relation to the content, timing and manner of release of the disclosure.

Section 5.2. Notice of Certain Events.

From and after the Effective Date, Seller or the Company, as applicable, shall promptly give written notice to Purchaser of (i) any Event that would constitute a breach or default by Seller or the Company of any representation, warranty, agreement or covenant of Seller or the Company contained in this Agreement or in any Collateral Document and (ii) any litigation or other legal proceeding commenced against (x) Seller or the Company or (y) any director, manager, officer, employee, consultant, agent, member or stockholder of the Company with respect to the affairs of the Business, or which may otherwise adversely affect the ability of Seller or the Company to satisfy its obligations hereunder or under the Collateral Documents; provided, however, that no such notice (A) will be deemed to cure any breach or inaccuracy of any representation or warranty made pursuant to this Agreement or any Collateral Document, (B) will relieve Seller or the Company of any obligation or liability under this Agreement or any Collateral Document, including pursuant to Article 8 or (C) affect any determination as to whether or not conditions to Purchaser’s obligations hereunder (including those set forth in Article 6 hereof) have been satisfied.

Section 5.3. Agreement to Cooperate; Certain Other Covenants.

(a) Each of Seller, Purchaser and the Company shall in good faith use its reasonable best efforts (without the requirement of paying any amounts to any third party) to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Law to consummate the transactions contemplated hereby, including to take, or cause to be taken, such actions or cause to be done such things by October 15, 2004, and (ii) refrain from taking, or cause to be refrained from taking, any action and refrain from doing or causing to be done, anything which could impede or impair the consummation of the transactions contemplated hereby, including to obtain the satisfaction of the conditions specified in Article 6 in accordance with the terms of this Agreement; provided, however, that nothing in this Section 5.3 shall require Seller, Purchaser or the Company to commence any Legal Action against, or pay any consideration to, any Person that refuses to grant a consent required to be delivered pursuant to Section 2.3(b)(viii). Without limiting the foregoing, Purchaser agrees to use reasonable best efforts (without the requirement of paying any amounts to any third parties other than the title insurer) to obtain the title commitments necessary to satisfy the closing condition set forth in Section 6.2(a)(v).

(b) Subject to Section 9.2, the parties hereto shall cooperate with one another in the preparation of all Tax Returns, applications or other documents regarding any Taxes on transfer, recording, registration or other fees which become payable in connection with the transactions contemplated by this Agreement or that relate to any period that begins on or before the Closing Date, and ends after the Closing Date. The parties shall also cooperate with each other and each other’s Representatives in connection with the preparation or audit of any Tax Returns, any Claim relating to Taxes or litigation in respect of the Business that include taxable periods (or portions thereof), activities, operations or Events ending on the Closing Date, which cooperation shall include making available documents and employees, if any, capable of providing information or testimony; provided, that Seller shall control the content of any Tax Returns and any audit or contest with respect to Taxes payable by Seller or the Company, for taxable periods ending on the Closing Date, and Purchaser shall control the content of any Tax Returns and any audit or contest for taxable periods beginning before and ending after the Closing Date; provided, further, that Seller have the right to review and approve any Tax Returns or settlement of any audit or contest that Purchaser is entitled to control under this sentence, which approval will not be unreasonably withheld or delayed. Additionally, Seller and the Company acknowledge and agree that (i) Purchaser may require an audit of the Company’s accounting books and records as required by the Securities Exchange Act of 1934, as amended; (ii) the results of such audit may be included in Purchaser’s filings with the Commission; and (iii) Seller and the Company will cooperate fully with Purchaser in regard to the audit, including signing customary representation letters for auditors as and to the extent provided in Section 5.1(b).

(c) Each of Seller and Purchaser shall cooperate (i) in taking all action reasonably requested by the other party and designed to reduce any Taxes or other liabilities arising from or in connection with the transactions contemplated by this Agreement and by any other documents between the parties if and solely to the extent such actions do not impose any *** costs on the other party and (ii) in preparing and filing with the applicable Authorities as promptly as practicable following the Effective Date all applications and amendments thereto required, if any, together with related information, data and exhibits, necessary to request issuance of Orders approving the Purchase by all such applicable Authorities. Each of Seller and Purchaser shall confer prior to making any Tax elections or taking any actions or other steps that *** affect Taxes relating to the other party.

(d) The Company shall, and Seller shall cause the Company to, prepare and deliver to Purchaser, within fifteen (15) days after every calendar month-end between the date hereof and the Closing Date, a true, complete and correct balance sheet of the Company and an income statement prepared by or on behalf of the Company which shall not be *** different in form and substance from the items on the Financial Statements.

(e) Seller and the Company shall cooperate in taking all action reasonably requested by the Purchaser in connection with causing the sublease of the Company’s office at 125 Ryan Industrial Court, San Ramon, California to be transferred as of the Closing Date to an Affiliate of PTA, including participation in discussions with the landlord of such sublease, provided that any amounts payable to the landlord in connection with such transfer shall be borne by Purchaser.

Section 5.4. Third Party Consents; Estoppels; Non-Disturbance Agreements.

(a) The Company shall, and Seller shall cause the Company to, use their respective reasonable best efforts (without the requirement of paying any amounts to any third party) to promptly obtain prior to Closing each consent required to be delivered pursuant to Section 2.3(b)(viii). The Company shall, and Seller shall cause the Company to, commence efforts to obtain such consents, and cause applicable forms of consent (if any) to be distributed to the applicable Persons no later than five (5) business days following the Effective Date.

(b) The Company shall, and Seller shall cause the Company to, use their respective reasonable best efforts (without the requirement of paying any amounts to any third party) to promptly obtain (i) a Ground Lessor Estoppel from each Ground Lessor other than the Ground Lessor (Oregon) with respect to each Ground Lease, except as set forth in Schedule 5.4(b)(i), (ii) a Ground Lessor Estoppel (Oregon) from the Ground Lessor (Oregon) (it being understood and agreed that such Ground Lessor Estoppel has been obtained) and (iii) a Non-Disturbance Agreement from any Priority Interest Holder, except as set forth in Schedule 5.4(b)(ii). The Company shall, and Seller shall cause the Company to, cause all of the Ground Lessor Estoppels, Ground Lessor Estoppels (Oregon) and Non-Disturbance Agreements to have been distributed to the applicable Persons no later than three (3) business days following the Effective Date, unless previously distributed.

(c) The Company shall, and Seller shall cause the Company to, provide to Purchaser information in reasonable detail from time to time with respect to the actions taken by

Seller and the Company pursuant to this Sections 5.4, and Purchaser shall have the right to request, which request shall be reasonably considered by Seller, to directly contact the counterparties of the Company with respect to the Ground Leases, Non-Disturbance Agreements or consents required to be delivered pursuant to Section 2.3(b)(viii) in connection with the foregoing matters.

Section 5.5. Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Purchase and shall not issue any such press release or make any such public statement without the prior written approval of the other parties, except that any party, without the other party’s prior consent, may issue such press releases or make such public statements as may be required by Law or any stock exchange or organization on which its securities may be listed or admitted for trading. If such announcement or disclosure is required, the party making such announcement or disclosure shall provide the other party with prompt written notice of the information proposed to be disclosed (which shall be limited to that information which is required to be disclosed) and will take into account any reasonable comments of the other parties in relation to the content, timing and manner of release of the disclosure. Notwithstanding the foregoing, the parties agree that upon execution of this Agreement (i) VS&A may without Purchaser’s consent announce the execution of this Agreement to its limited partners and (ii) the parties will issue a press release in a mutually agreeable form.

Section 5.6. Conduct of Business Pending the Closing. Prior to the Closing Date, unless Purchaser shall otherwise consent in writing, the Company shall, and Seller shall cause the Company to, conduct and operate the Business only in the usual and ordinary course of business consistent with past practice. In furtherance thereof, the Company shall, and Seller shall cause the Company to, use commercially reasonable efforts to enter into new Tenant Leases, subject to Purchaser’s prior approval thereof, not to be unreasonably withheld or delayed; provided, that Seller and the Company shall have no obligation to identify new Sites for acquisition and/or development or to build Towers on existing Sites. Without limiting the foregoing, prior to the Closing Date, the Company shall, and Seller shall cause the Company to:

(a) maintain in good operating condition, and otherwise preserve, protect and repair (and, if necessary, replace), the Sites and the Improvements, subject to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business, and pay when due and consistent with past practice all outstanding invoices and other amounts for rent, utilities, Taxes and other expenses relating to the Business;

(b) obtain, maintain and renew all Business Permits and requisite Governmental Authorizations in accordance with past practice;

(c) not sell, dispose of or otherwise transfer any ownership or right, title and interest in, to and under assets of the Company, it being understood that the foregoing shall not prevent repairs and any replacements or conveyances in the usual and ordinary course of business consistent with past practice;

(d) promptly confer from time to time, at the reasonable request of Purchaser, with one (1) or more Representatives of Purchaser, with respect to the Business;

(e) maintain in full force and effect insurance coverage for the Business with financially responsible insurance companies consistent with past practice;

(f) not enter into, cancel, modify, accelerate, amend, terminate or grant any waiver or release under any Material Agreement relating to the Business, except (i) with the prior written consent of Purchaser, not to be unreasonably withheld or delayed, (ii) the entering into of the agreements set forth in Section 5.6(f) of the Disclosure Schedule on substantially the same terms as disclosed to Purchaser (collectively, the “Proposed Tenant Leases”) or (iii) *** and (z) such other terms and conditions that are commercially reasonable and as are reasonably consistent with Seller’s existing Tenant Leases;

(g) use its commercially reasonable efforts to market the Sites to existing and potential customers (including tenants) and preserve the relationships with customers, suppliers, and all others with whom the Business conducts or transacts business;

(h) not make, grant or suffer to exist any Liens (other than Liens in existence on the Effective Date which are securing Indebtedness and which under the terms of this Agreement are to be released and discharged prior to the Closing Date) on or with respect to any assets of the Company;

(i) except as set forth in Section 5.6(i) of the Disclosure Schedule, not undertake or commence any *** renovations or alterations to the Sites, except those necessary to comply with any of the provisions of this Agreement, or undertake or commit to undertake capital expenditures exceeding *** for any single project or related series of projects;

(j) not apply any of the Security Deposits held by the Company, whether in respect of a default by a tenant or otherwise;

(k) not release any Security Deposit held by the Company under or pursuant to any Tenant Lease, except to the extent required by the terms of such Tenant Lease as in effect on the Effective Date;

(l) not collect any rent, lease, sublease, license, sublicense, occupancy, use or other payment on or following the Effective Date, other than in accordance with the existing provisions and terms of the Ground Leases or the Tenant Leases;

(m) not grant, issue or deliver, or agree (conditionally or unconditionally) to grant, issue or deliver, any option, warrant or other right to purchase any of its membership interest or other equity interest or any security convertible into its membership interest or other equity interest;

(n) not issue, deliver or agree (conditionally or unconditionally) to issue or deliver any bonds, notes or other evidence of Indebtedness for money borrowed, or borrow or agree to borrow any funds other than Indebtedness for money borrowed which shall be repaid on or prior to the Closing, or enter into any lease the obligations of which, in accordance with GAAP, would be capitalized;

(o) not purchase or redeem, or agree to purchase or redeem, any membership interests;

(p) not cancel any Indebtedness owed to or Claims held by the Company (including the settlement of any actual or threatened Claims) except for the settlement of receivables in the ordinary course;

(q) not accelerate or delay collection of accounts receivable or payment of any account payable in advance of or beyond their regular due dates or the dates when the same would have been collected or paid, as applicable, except in the ordinary course of its business consistent with past practice;

(r) except as set forth in Section 5.6(f), not enter into or become committed to enter into any other *** transaction;

(s) not institute any increase in any compensation payable to any employee of the Company other than in the ordinary course, amend any Benefit Plan or modify any other benefits made available to any such employees other than in the ordinary course;

(t) not make any change in the accounting principles or make any *** change in accounting practices used by the Company;

(u) not remove from any Site any article of personal property owned by the Company, except (i) as may be necessary for repairs (so long as any article removed for repairs shall be returned to such Site promptly upon its repair) or (ii) the discarding of worn out or useless items (so long as any article so discarded shall be replaced with a new article of similar quality and utility prior to the Closing);

(v) not authorize or enter into any Contract that would violate any of the foregoing;

(w) not to amend any of the Company’s Organizational Documents, or effect any change in the capitalization of the Company; and

(x) not take any action or omit to take any action if the result of the taking of, or omission to take, such action would be to cause any representation, warranty, agreement or covenant made in this Agreement or the Collateral Documents to be inaccurate, untrue or breached in any *** respect were such representation or warranty to be made or agreement or covenant to be entered into immediately following the taking of, or omission to take, such action.

Section 5.7. Authorizations. Within a reasonable period of time prior to the Closing (which in no event shall be later than ten (10) business days prior to Closing), the Company shall, and Seller shall cause the Company to, execute and deliver to Purchaser, upon request therefor, all written consents and authorizations as may be necessary, in the reasonable opinion of Purchaser or its counsel, to make a search of the records of any Authority having jurisdiction over the Sites in order to verify any provision, covenant, agreement, condition, warranty or representation made by Seller or the Company in this Agreement or any information relating thereto.

Section 5.8. Further Assurances. At any time and from time to time following the Closing Date, at the request of Purchaser and at no out-of-pocket cost to Seller, as promptly and as reasonably practicable, Seller shall execute and deliver to Purchaser such instruments of transfer, conveyance, assignment and confirmation, in addition to those executed and delivered by Seller or the Company at the Closing, take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser and to confirm Purchaser’s ownership of the Company, and to permit Purchaser to exercise all rights with respect thereto and otherwise to give full effect to the provisions of this Agreement, the Collateral Documents, and the transactions contemplated hereby and thereby.

Section 5.9. No Solicitation of Other Purchasers. Prior to the Closing, the Company shall not, and Seller shall cause the Company to not, nor shall either authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly through another Person, (i) solicit, initiate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into any Acquisition Agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Seller and the Company shall promptly (and in any event within 48 hours) advise Purchaser of any request for information or of any Acquisition Proposal, the *** terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. Seller and the Company will keep Purchaser informed of the status and *** terms and conditions (including amendments or proposed amendments) of any such request or Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal for a sale of any Membership Interest, merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any proposal or offer, to acquire in any manner, directly or indirectly, an equity interest in the Company, the Membership Interests or all or substantially all the assets of the Company, other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Acquisition Agreement” means any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, sale of membership interests agreement or any other similar Contract or any public proposal or any offer to do any of the foregoing related to any Acquisition Proposal, whether written or oral.

Section 5.10. Releases; Guarantees.

(a) Prior to the Closing, Seller shall cause to be delivered to Purchaser releases (the “Releases”), in the form or forms set forth in Exhibit I, duly executed by Seller and each director, officer and employee of the Company listed on Schedule 5.10.

(b) Section 3.6(c) of the Disclosure Schedule sets forth a list of all guarantees or similar obligations (including any surety bonds or letters of credit) made by the Company, including any guaranties or similar obligations related to obligations or liabilities of Seller or any Affiliate of Seller. Prior to the Closing Date, Seller shall cause the Company to be released from all such guarantees or similar obligations.

Section 5.11. Non-Competition; Non-Solicitation.

(a) Each of VS&A and Seller covenants and agrees that during the period commencing on the Closing Date and ending on the *** anniversary of the Closing Date (the “Restricted Period”), it shall not, directly or indirectly, individually or for or with any Person (whether as an equity or debt holder), develop, operate, lease, license, construct, manage, market, or acquire any interest in, any wireless communications tower or site, including any interest in the Land for any Site (“Competitive Activity”), within *** miles of any Tower of the Company; provided, however, that the ownership of less than 5% of the outstanding capital stock of any publicly traded company shall not constitute a violation of this Section 5.11(a).

(b) Each of VS&A and Seller covenants and agrees that during the Restricted Period, it shall not directly or indirectly (i) induce any person which is a party to a Tenant Lease (a “Customer”) as of the Closing to patronize any business directly or indirectly engaged in any Competitive Activity; (ii) solicit or contact any Customer with respect to any Competitive Activity; or (iii) request to advise any Customer to withdraw, curtail or cancel any business with Purchaser or in any way interfere with its relationship with Purchaser.

(c) The Restricted Period shall be extended with respect to Seller for any period during which any of them are in violation of this Section 5.11 and for any other period during which Purchaser is seeking, by litigation or otherwise, to enforce this Section 5.11 against Seller.

(d) If any of the covenants contained in this Section 5.11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. Seller acknowledges that both the length of time and the geographic scope set forth in Section 5.11(a) are reasonable given the nature of the Business and are necessary to the protection of the Business and its goodwill.

(e) Each of the covenants contained in this Section 5.11 are independent of any other provision of this Agreement, and the existence of any Claim which Seller may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of any such covenants. Seller acknowledges that Purchaser is purchasing the goodwill of the Business and the covenants contained in this Section 5.11 are essential to the protection of Purchaser’s investment in the Business and that Purchaser would not purchase the Business but for these covenants. Seller agrees that a breach by Seller of this Section 5.11 shall cause irreparable harm to Purchaser and the Business and that Purchaser’s remedies at Law for any breach or threat of breach of the provisions of this Section 5.11 shall be inadequate, and that Purchaser shall be entitled to a permanent or temporary injunction or injunctions (without the necessity of posting a bond) to prevent breaches of this Section 5.11 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled to at Law or equity.

(f) The parties agree that to the greatest extent permitted by Law, the parties intend the agreements in Section 5.11 to qualify for the benefit of California Business and Professions Code Section 16601.

Section 5.12. Updated Schedules.

(a) At least five (5) business days prior to the Closing Date, the Company shall, and Seller shall cause the Company to, provide Purchaser a true, correct and complete (i) schedule of all Prepaid Items and (ii) the first two sentences of Section 3.2(b) of the Disclosure Schedule, amended and restated to update the information set forth therein as of the last day of the most recently ended month; provided, that any update of information pursuant to clauses (i) and (ii) above shall not be deemed a breach of any representations and warranties contained in the Agreement or a breach of the closing condition set forth in Section 6.2(a)(i); or it being understood that if, due to cancellation, non-renewal or other action with respect to a Tenant Lease, the Closing Date Tower Cash Flow is reduced, the Purchase Price will be determined in accordance with Section 2.2(a).

(b) Within ten (10) business days after the end of each month from the Effective Date until the Closing Date, the Company shall, and Seller shall cause the Company to, prepare and deliver to Purchaser a true, correct and complete Section 3.2(g) of the Disclosure Schedule, amended and restated to update the information set forth therein as of the last day of the most recently ended month.

Section 5.13. Actions with Respect to Title. Prior to the Closing Date, the Company shall, and Seller shall cause the Company to, (a) pay, release and discharge all monetary Liens on any of the assets or properties of the Company, and (b) cause to be removed from title all other Liens and exceptions to title on any of the assets or properties of the Company (except with respect to fee mortgages placed on property between the Effective Date and the Closing Date provided that a Non-Disturbance Agreement shall be required to be delivered to Purchaser for each Site for which a Memorandum of Lease shall not have been filed and recorded prior to the placement of such mortgage), other than Permitted Exceptions.

Section 5.14. NOTAMs. The Company shall, and Seller shall cause the Company to, provide a copy of each outstanding NOTAM affecting any Tower as of five (5)

business days prior to the Closing Date, filed by or on behalf of the Company after the NOTAM Report has been delivered to Purchaser, within twenty-four (24) hours of the filing thereof.

Section 5.15. Elimination of Intercompany Accounts. Seller and the Company represent and warrant that Section 3.17 of the Disclosure Schedule lists all intercompany Indebtedness and all other inter-company accounts by and between the Company, on the one hand, and Seller and any its Affiliates, on the other (the “Intercompany Accounts”). Prior to the Closing Date, Seller shall cause the elimination of the Intercompany Accounts by means of settlement, setoff, capital contributions or distributions as determined by Seller.

Section 5.16. Employee Matters.

(a) The Company shall, and Seller shall cause the Company to, deliver evidence of the resignation or termination, effective immediately prior to the Closing, of each employee of the Company. Within twenty (20) business days after the Effective Date (but in any event at least five (5) business days prior to the Closing), Purchaser shall provide a list to Seller and the Company of those employees of the Company to which it intends to offer employment, and Seller and the Company thereafter shall cooperate and use their reasonable best efforts (without the requirement of paying any amounts to any employee) to cause any such employee of the Company offered employment by the Management Company or its designated Affiliate to accept such employment as of the Closing Date (any employee accepting such offer, a “Transferred Employee”); provided, however, that (i) the terms of any such employment shall be subject to the agreement of the Management Company and the Transferred Employee, (ii) any Transferred Employee shall be deemed an employee at will of the Management Company or its designated Affiliate unless otherwise agreed by the Management Company or its designated Affiliate, (iii) nothing express or implied herein shall obligate Purchaser, the Management Company or any of their Affiliates to provide continuing employment to any Transferred Employee for any period of time following the Closing unless otherwise agreed by the Management Company or its designated Affiliate, and (iv) except as expressly provided to the contrary herein, nothing herein shall prevent the Management Company or such designated Affiliate from amending or modifying the rates of wages or other terms and conditions of employment of any Transferred Employee or the terms and conditions of any benefit plan following the Closing. With respect to any Transferred Employee, the Releases referred to in Section 5.10 shall include customary language releasing, discharging and agreeing to hold harmless the Company, Purchaser and Purchaser’s Affiliates from any and all liability with respect to severance, vacation, sick pay and any and all other benefit and other claims and rights of such Transferred Employee against the Company or any such other party.

(b) With respect to any employees of the Company that are not Transferred Employees that fail to deliver the Releases referred to in Section 5.10, Seller shall pay any severance and other termination obligations with respect to such employees and indemnify and hold harmless Purchaser and the Company for any Claims of such employees against the Company or Purchaser.

(c) During the ten (10) business day period following the Effective Date, Purchaser shall consult with Seller and shall determine whether the termination of Benefit Plans as of or prior to Closing is necessary of advisable to facilitate Purchaser’s financing on favorable terms. In the event Purchaser so determines that one or more such Benefit Plans should be terminated and notifies Seller in writing of such fact not later than such tenth (10th) business day, Seller shall cause the Company to terminate all such Benefit Plans as of or prior to the Closing and shall pay any benefits required in connection therewith without any liability or obligation being imposed on the Company.

(d) Seller acknowledges and agrees that Seller is and shall remain liable for any and all amounts required to be made in connection with (i) terminating the employment agreements of John Ricci and Chris Maguire set forth in Section 3.13(g) of the Disclosure Schedule (including any payments in connection with a “Change of Control” thereunder) and (ii) the Equity Incentive Letters, dated October 8, 2003, between the Company and John Ricci and Chris Maguire.

Section 5.17. Payments. Any payments received by Seller in respect of (i) any Tower Assets of the Company or (ii) the Business, in either case, with respect to the period on or after the Closing Date, shall as of the Closing, be for the account of Purchaser. Any such amounts so received by Seller shall be received by Seller in trust for Purchaser and paid immediately to Purchaser upon receipt thereof in accordance with Section 2.5.

ARTICLE 6

CLOSING CONDITIONS

Section 6.1. Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing Date of each of the following conditions:

(a) no Law or Order shall be in effect which restrains, enjoins, restricts, prohibits or makes illegal the consummation of the Purchase;

(b) all Governmental Authorizations required to be obtained or made by either of the parties prior to the consummation of the Purchase shall have been obtained or made, as applicable, and shall remain in full force and effect; and

(c) no Legal Action by any third party (i) shall be pending before any Authority which seeks to challenge, restrain, enjoin, delay, prevent, restrict, prohibit, make illegal or otherwise interfere with the consummation of any of the transactions contemplated hereby or by the Collateral Documents, or (ii) may have the effect of challenging, restraining, enjoining, delaying, preventing, restricting, prohibiting, making illegal or otherwise interfering with the consummation of any of the transactions contemplated hereby or by the Collateral Documents.

Section 6.2. Conditions to Obligations of Purchaser.

(a) The obligation of Purchaser to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Law, waiver at Purchaser’s sole discretion on or prior to the Closing Date, of each of the following conditions:

(i) The representations and warranties of Seller and the Company contained in Article 3 of this Agreement shall be true and correct in all *** as of the Effective Date and as of the Closing Date, except to the extent that such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all ***;

(ii) Seller and the Company shall have, in all *** respects, performed each obligation and agreement and complied with each covenant required by this Agreement and the Collateral Documents to be performed or complied with by it prior to the Closing;

(iii) Between the Effective Date and the Closing Date, no Material Adverse Effect shall have occurred and no Event shall have occurred that is reasonably expected to have a Material Adverse Effect;

(iv) Purchaser shall have received a certificate, dated as of the Closing Date, from an executive officer of the Seller certifying (w) the satisfaction of the conditions set forth in Sections 6.2(a)(i), (ii) and (iii), and the Minimum Tower Cash Flow Requirement, (x) that attached thereto are true and correct copies of the resolutions of Seller and the Company duly authorizing the transactions contemplated in connection herewith, (y) as to the incumbency of all signatories of Seller and (z) the Organizational Documents of Seller and the Company;

(v) Purchaser shall have received, at Purchaser’s expense, marked commitments for owners’ and mortgagees’ title insurance in an aggregate amount at least equal to the Purchase Price and in form and substance acceptable to Purchaser and Purchaser’s lender(s), including the endorsements and affirmative coverages specified on Schedule 6.2(a)(v), and insuring leasehold title in the case of Leasehold Properties, or insuring the right under any Easement or other insurable property right, in each case, with no exceptions, other than exceptions for Permitted Exceptions;

(vi) each document or item required to be delivered at the Closing, pursuant to Section 2.3(b), shall have been delivered and remain in full force and effect;

(vii) Purchaser shall have received evidence to its reasonable satisfaction to the effect that (A) all Indebtedness for borrowed money of the Company has been paid and discharged in full, (B) all Liens of any person on any of the assets of the Company have been terminated, released and/or discharged, (C) all guarantees, if any, have been released in accordance with Section 5.10(b), and (D) the Company’s credit facility with The Bank of New York has been terminated, and UCC termination statements have been filed relating thereto, and Purchaser shall have received a pay-off letter duly executed by The Bank of New York with respect to such credit facility and in form reasonably satisfactory to Purchaser (the “Payoff Letter”);

(viii) Purchaser shall have received (i) a copy of each outstanding NOTAM affecting any Tower as of five (5) business days prior to the Closing Date, and (ii) a list of such NOTAMs certified by an executive officer of Seller and the Company indicating, in each case, the period of time for which each such NOTAM has been outstanding (the “NOTAM Report”);

(ix) The Company shall, and Seller shall cause the Company to, have delivered to Purchaser the Releases and the written resignation and waiver of each director (and, if so requested by Purchaser, each officer) of the Company required pursuant to Section 5.10(a);

(x) Each of the Contracts of the Company set forth on Schedule 6.2(a)(x) that the Purchaser directs be terminated in writing to Seller no later than ten (10) business days after the Effective Date shall have been duly terminated with no liability thereunder to the Company after the Closing Date or to Purchaser;

(xi) Each of *** and *** shall have entered into Non-Competition and Non-Disclosure Agreements with Purchaser, each substantially in the form of Exhibit E hereto, and such agreements shall be in full force and effect;

(xii) Purchaser shall have received the Title Certification, duly executed by Seller; and

(xiii) each of the employment agreements with Ricci and Maguire set forth in Section 3.13(g) of the Disclosure Schedule shall have been terminated with no liability to the Company after the Closing.

(b) Notwithstanding anything contained in this Agreement to the contrary, (i) Purchaser may, to the extent permitted by Law, waive the satisfaction of one (1) or more conditions set forth in this Section 6.2, and the waiver of any such condition shall have no effect on whether any other condition is satisfied or waived and (ii) the waiver of any such condition with respect to one Site shall have no effect on whether such condition is satisfied or waived with respect to any other Site.

Section 6.3. Conditions to Obligations of Seller. The obligation of the Seller to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Law, waiver at Seller’s sole discretion on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Purchaser contained in Article 4 of this Agreement shall be true and correct in all *** as of the Effective Date and as of the Closing Date, except to the extent that such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all ***;

(b) Purchaser shall have, in all *** respects, performed each obligation and agreement and complied with each covenant required by this Agreement and the Collateral Documents to be performed or complied with by it prior to the Closing; and

(c) Seller shall have received a certificate, dated the Closing Date, from an executive officer or member of Purchaser certifying the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

ARTICLE 7

TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, only pursuant to the following provisions:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller or Purchaser if any Order of any Authority restraining, enjoining, or otherwise prohibiting the consummation of the Purchase shall have become final and nonappealable;

(c) by Purchaser or Seller if the Termination Date has occurred without the occurrence of the Closing; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Termination Date;

(d) (i) by Seller if Purchaser is in *** breach of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement or any Collateral Document, in each case, in any manner that would cause any of the conditions set forth in Section 6.3 not to be satisfied, and such a breach is not capable of being cured or is not cured within ten (10) business days of written notice, or (ii) by Purchaser if Seller or the Company is in *** breach of any of the representations, warranties, covenants or agreements of Seller or the Company contained in this Agreement or in any Collateral Document, in each case, in any manner that would cause any of the conditions set forth in Section 6.2 not to be satisfied, and such a breach is not capable of being cured or is not cured within ten (10) business days of written notice; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party who at such time is in *** breach of any of its obligations hereunder; or

(e) by Seller if Purchaser has not fulfilled its obligations set forth in Section 2.2(b) in accordance with the terms thereof.

The term “Termination Date” shall mean ***, or such other date as the parties may from time to time, mutually agree.

The termination rights of Seller or Purchaser pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

Section 7.2. Effect of Termination. (a) Except as provided in Sections 3.18, 4.2, 5.1 (with respect to confidentiality), 5.5, 9.2, 9.3, 9.4, 9.7, 9.8, 9.14 and 9.15, and except for this Section 7.2, if this Agreement is terminated for any reason this Agreement shall forthwith become void and have no effect, without any liability on the part of either party, or any of their respective stockholders, officers, directors, employees, members, managers, Affiliates or

Representatives to the other; provided, however, that (a) such termination shall not relieve any party from any liability to the other Party for or in respect of any breach of this Agreement and (b) if it shall be judicially determined that termination of this Agreement was caused by the breach of this Agreement, or any representations and warranties set forth herein, then, in addition to other remedies at Law or in equity for breach of this Agreement, such breaching party shall be liable to the other party for any direct or indirect damages, and shall indemnify and hold harmless the other Party hereto for its respective direct and indirect out-of-pocket costs, including the fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

(b) In the event this Agreement is terminated for any reason other than a termination pursuant to Section 7.1(d)(i), Purchaser shall be entitled to return of the earnest money deposited with the Escrow Agent pursuant to Section 2.2(b), together with any earnings thereon, within three (3) business days thereof in accordance with the terms of the Escrow Agreement. In the event this Agreement is terminated pursuant to Section 7.1(d)(i), Seller shall be entitled to payment of such earnest money, together with any earnings thereon, within three (3) business days thereof in accordance with the terms of the Escrow Agreement in full satisfaction of, and as liquidated damages in respect to, any Claims which Seller may have against Purchaser under this Agreement or otherwise. If required under the terms of the Escrow Agreement with respect to any payment required under this Section 7.2(b), each of the parties shall provide a letter of instruction authorizing the Escrow Agent to release such funds not later than the expiration of the applicable three (3) business day period referred to herein.

ARTICLE 8

INDEMNIFICATION

Section 8.1. Representations and Warranties; Survival. The representations and warranties of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing, and shall remain operative and in full force and effect for *** following the Closing Date; provided, however, that (a) the representations and warranties contained in *** shall survive and remain operative and in full force and effect for a period of *** following the Closing Date and (b) the representations and warranties that have been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to this Article 8. The covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document that are to be performed after the Closing Date shall survive (unless any such covenant or agreement by its express terms in this Agreement survives for a specified period of time) and shall remain operative and in full force and effect ***. This Section shall not limit any claim by Purchaser for fraud.

Section 8.2. Indemnification.

(a) Each of Seller and the Company agrees to defend, indemnify and hold harmless Purchaser and its Affiliates and their stockholders, directors, members, managers, officers, employees, the Management Company and its employees and Representatives

(collectively, the “Purchaser Indemnified Parties”) from and against any and all Claims (including reasonable fees and expenses of attorneys, accountants, and other experts and those incurred to enforce the terms of this Agreement or any Collateral Document) (collectively, “Loss and Expense”), by reason of, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by Seller or the Company pursuant to this Agreement or any Collateral Document or (ii) any failure by Seller or the Company to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document. Seller further agrees that, notwithstanding any limitations contained in this Article 8 (including 8.3(a) hereof), it will indemnify any Purchaser Indemnified Party in respect of, and in the manner described by, items 1 and 2 of Section 3.2(d) of the Disclosure Schedule.

(b) Purchaser agrees that it shall indemnify and hold harmless Seller, the Company and their stockholders, directors, officers, members, managers, employees and Representatives (collectively, the “Seller Indemnified Parties”) from and against all Loss and Expense by reason of, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by Purchaser pursuant to this Agreement or any Collateral Document, and (ii) any failure by Purchaser to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document.

Section 8.3. Limitations of Liability.

(a) Notwithstanding anything to the contrary in Section 8.2, Purchaser Indemnified Parties and Seller Indemnified Parties shall be entitled to recover their Loss and Expense in respect of any Claim relating to any breach or inaccuracy of any representation or warranty (other than a breach of Section 3.18 for which the Basket Amount shall not apply) or covenant or agreement set forth in Sections 5.1(b)(ii) and 5.1(c) only to the extent that the aggregate Loss and Expense for all such Claims ***

(b) ***

(c) ***

(d) ***

Section 8.4. Notice of Claims; Payment. If an indemnified party believes that it has suffered or incurred any Loss and Expense, including as a result of any Legal Action instituted by a Governmental Authority or other third party (a “Third Party Claim”) for which it intends to seek indemnification pursuant to Section 8.1 or 8.2, as applicable, it shall notify the indemnifying party, in writing, within thirty (30) days of becoming aware that it has suffered such Loss and Expense or of such Third Party Claim, describing such Loss and Expense in reasonable detail to the extent reasonably known or practicable; provided, however, that any failure to so notify the indemnifying party shall not relieve such indemnifying party of its obligations under this Article 8, except to the extent such failure to notify materially prejudices such indemnifying party’s ability to defend against such Third Party Claim. If an action for indemnification under this Article 8 shall have been finally determined, the amount of such final determination shall be paid to Seller or Purchaser, as the case may be, within five (5) business days in immediately available funds in U.S. dollars. An action, and the liability for and amount of Loss and Expense therefor, shall be deemed to be “finally determined” for purposes of this Article 8 when (i) the parties to such action have so determined by mutual agreement, (ii) an Order shall have been entered in respect of such action if the action relates to a Claim or (iii) in the case of any Loss and Expense disputed between the parties, a final non-appealable Order shall have been entered in respect of such dispute. ***

Section 8.5. Defense of Third Party Claims. Except as otherwise set forth below, the indemnifying party shall have the right, at its option and at its own expense, to participate in or, by giving written notice to the indemnified party no later than *** after delivery of the notice specified in Section 8.4, to take control of, the defense, negotiation and/or settlement of any such Third Party Claim with counsel reasonably satisfactory to the indemnified party; provided, however, that no indemnifying party shall settle or consent to any judgment regarding any Third Party Claim without the consent of the indemnified party, unless such settlement contains an unconditioned release of the indemnified party from any and all liabilities, contains a customary confidentiality provision reasonably satisfactory to the indemnified party, and does not otherwise impose any restriction, liability or obligation of any kind whatsoever on the indemnified party. With respect to any such Third Party Claim, the defense, negotiation and/or settlement of which the indemnifying party has taken control, the indemnified party shall have the right to retain separate counsel to represent it and the indemnified party shall pay the fees and expenses of such separate counsel. If the indemnifying party shall fail to defend such Third Party Claim or, if after commencing or undertaking any such defense to such Third Party Claim, fails to duly defend, or withdraws from such defense, the indemnified party shall have the right to undertake such defense at the indemnifying party’s expense.

Section 8.6. Tax Effect of Indemnification Payments. The parties agree that any payment made under this Article 8 will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1. Waivers; Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by an executive officer of Seller, the Company and Purchaser expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any Collateral Document or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver of any such covenant, term, condition or other provision hereof or thereof or default in connection herewith or therewith. The waiver of any covenant, term, condition or other provision hereof or thereof or default hereunder or thereunder shall not affect or alter this Agreement or any Collateral Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Collateral Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 9.2. Fees, Expenses and Other Payments. All costs and expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and Representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement or the Collateral Documents or in furtherance hereof or thereof) incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement or of the Collateral Documents, whether or not the transactions contemplated hereby are consummated, incurred by the parties shall be borne solely and entirely by the party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement. *** Purchaser and Seller shall share evenly any transfer Taxes or other charges levied by any Authority in connection with this Agreement or the transactions contemplated hereby.

Section 9.3. Notices. All notices, consents, approvals, requests and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Purchaser:

Pinnacle Towers Acquisition LLC

c/o Global Signal Inc.

301 North Cattlemen Road

Suite 300

Sarasota, FL 34232

Attention: General Counsel

Facsimile: (941) 308-4294

with a copy to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 S. Dearborn Street

Chicago, IL 60603

Attention: Brian J. Fahrney, Esq.

Facsimile: (312) 853-7036

(b) If to Seller or the Company:

c/o VSS-GoldenState, LLC

350 Park Avenue - 7th Floor

New York, NY 10022

Attention: Jonathan D. Drucker

with a copy to:

GoldenState Towers, LLC

125 Ryan Industrial Court

Suite 109

San Ramon, CA 94583

Attention: John F. Ricci

Facsimile: 925-837-9999

and

VS&A Communications Partners III, L.P.

350 Park Avenue – 7th Floor

New York, NY 10022

Attention: Scott Troeller

and

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway, 46th Floor

New York, NY 10019

Attn: Gregg Lerner, Esq.

Facsimile: 212-833-1250

Section 9.4. Specific Performance; Other Rights and Remedies. Seller and the Company recognize and agree that if Seller or the Company should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at Law would be inadequate and agrees that for breach of such obligation, Purchaser shall, in addition to such other remedies as may be available to it at Law or in equity or as provided in Article 8, be entitled to permanent or temporary injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Law (without the necessity of posting a bond or providing other security in connection therewith). Nothing herein contained shall be construed as prohibiting Purchaser from pursuing any other remedies available to it pursuant to the provisions of this Agreement or by Law for such breach or threatened breach, including the recovery of damages.

Section 9.5. Counterparts; Interpretations. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. All parties have participated in the negotiation and review of this Agreement and no provision of this Agreement shall be construed more strictly against any party. All remedies hereunder are cumulative, except as otherwise provided in this Agreement. Time is of the essence with respect to each provision of this Agreement in which time is an element.

Section 9.6. Headings; Table of Contents. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7. Governing Law; Non-Exclusive Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of law). Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.8. Entire Agreement. This Agreement (together with the Disclosure Schedule, the Collateral Documents and any other documents delivered or to be delivered in connection herewith or therewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties, with respect to the subject matter hereof, including that certain letter agreement, dated as of August 26, 2004, by and among Seller, Purchaser and the Company.

Section 9.9. Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties, not to be unreasonably withheld, and any such assignment without such consent shall be null and void; provided, however, that Purchaser is permitted to assign this Agreement and the other Collateral Documents without obtaining the prior written consent of Seller or the Company, provided that such assignment is to one (1) or more Affiliates of Purchaser so long as either (i) Purchaser remains liable for the performance of such assignee or assignees and notifies the Seller and the company of such assignment or (ii) such assignee or assignees are, individually or collectively, capable of satisfying the representations made in Sections 4.3 and 4.4 hereof and by written agreement, have assumed all of Purchaser’s obligations under this Agreement, the Collateral Documents and any other agreement or instrument executed by Purchaser in connection herewith.

Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible. If the parties fail to so agree within ten (10) business days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, such failure to so agree shall not affect the validity or enforceability of any other aspect hereof

(or of such provision in another jurisdiction) and the parties agree and hereby request that the court or arbitrator(s) make such valid modifications to (or replacement of, if necessary) the invalid provision as are necessary and reasonable to most closely approximate the parties’ intent as evidenced hereby as a whole.

Section 9.11. Access to Records After Closing.

(a) For a period of *** years following the Closing Date, Seller and its Representatives shall have reasonable access to all of the pre-closing books and records of the Company to the extent that such access may reasonably be required by Seller in connection with preparation of Tax Returns or financial statements covering periods prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.11. If Purchaser shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Purchaser shall, prior to such disposition, use reasonable efforts to give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b) For a period of *** years following the Closing Date, Purchaser and its Representatives shall have reasonable access to all of the books and records relating to the Company, or relating to Seller with respect to the Business, which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and any such Affiliate upon receipt of reasonable advance notice and during normal business hours. Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.11. If Seller or any such Affiliate shall desire to dispose of any of such books and records prior to the expiration of such *** period, Seller shall, prior to such disposition, use reasonable efforts to give Purchaser a reasonable opportunity, at Purchaser’s expense, to segregate and remove such books and records as Purchaser may select.

Section 9.12. Parties in Interest; Miscellaneous. This Agreement shall be binding upon and inure solely to the benefit of each party (including any permitted assignee of Purchaser, successor to any party by operation of Law, or by way of merger, consolidation or sale of all or substantially all of its assets) and any indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any employee of the Company) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any Collateral Document or otherwise. No investigation made by Purchaser or its Representatives hereunder, nor the knowledge of Purchaser or the consummation of any of the transactions contemplated hereby, nor the waiver of any condition to the Closing, shall affect the representations, warranties, agreements or covenants of Seller or the Company in this Agreement or in any Collateral Document or the rights and remedies of Purchaser pursuant to Article 8 or otherwise.

Section 9.13. Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY

SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 9.14. Saturdays, Sundays, Holidays, Etc. If the last or appointed day for taking of any action required or permitted hereby shall be a Saturday, Sunday or legal holiday in New York, New York, or a day on which banking institutions in New York, New York are authorized by Law or Order to close, then such action may be taken on the next succeeding business day for banking institutions in New York, New York.

Section 9.15. VS&A Guarantee.

(a) VS&A hereby guarantees to Purchaser and each Purchaser Indemnified Party the due, punctual and full payment of each and every payment obligation of Seller and performance by Seller of the covenants set forth in ***, in each case from and after the Closing Date, including the indemnification obligations of Seller pursuant to Article 8 of this Agreement (the “Guarantee”). This Guarantee is a guarantee of payment, performance and compliance when due, and is in no way conditional or contingent upon any other event, contingency or circumstance whatsoever (other than the condition that Seller fails to pay or perform its obligations when due or when required to be performed. The covenants and agreements of VS&A set forth in this Guarantee and VS&A’s obligations under this Agreement shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by VS&A with its obligations hereunder) based upon any claim that VS&A or any other person or entity have against Seller or any other person or entity, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not VS&A shall have any knowledge or notice thereof). The obligations of VS&A set forth in this Guarantee constitute the full recourse obligations of VS&A enforceable against it to the full extent of all of VS&A’s assets and properties, notwithstanding any provision in any agreement limiting the liability of any other person or entity. VS&A hereby waives notice of, and consents to, any change in the time, manner or place of payment or performance, and any other amendment or waiver, or any consent to departure or other indulgence, from time to time granted to Seller with respect to the matters guaranteed hereunder, any Purchaser Indemnified Party with respect to the matters guaranteed hereunder, and VS&A hereby waives notice of nonperformance or nonpayment and, except as provided herein, all other notices and demands whatsoever and any requirement that any Purchaser Indemnified Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right. No amendment or waiver of any provision of this Guarantee nor any consent to any departure by VS&A herefrom shall in any event be effective unless the same shall be in writing and signed by the party or parties against whom such amendment or waiver is sought to be enforced, and then such waiver or consent shall be effective only in the specific instance and for the specific purposes for which given. No failure on the part of any party to exercise or delay in exercising any right hereunder shall operate as a waiver of any of, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of, any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Guarantee is a continuing guarantee and shall remain in full force and effect until payment in full of the obligations and all other amounts payable under this Guarantee, and shall (a) be binding upon VS&A, its successors and assigns, and (b) inure to the benefit of and be enforceable by (i) any successors of Purchaser or any Purchaser Indemnified Party, or any transferee of all or substantially all of the assets of any of them, and (ii) any successors, heirs, executors or beneficiaries of any of Purchaser or any Purchaser Indemnified Party. VS&A will not enforce any rights of subrogation, contribution or indemnification that it has against Seller until Seller and VS&A have fully performed all their obligations hereunder. If at any time any payment made pursuant to this guarantee is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Seller or otherwise, VS&A’s obligations hereunder with respect to such payment shall be reinstated at such time as though the payment had not been made.

(b) VS&A has all requisite power and authority necessary to execute and deliver, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby; and the execution, delivery and performance by VS&A of this Agreement have been duly authorized by all requisite partnership action on the part of VS&A. This Agreement has been duly executed and delivered by VS&A and constitutes a legal, valid and binding obligation of VS&A, enforceable against VS&A or in accordance with its terms. Neither the execution, delivery and performance by VS&A of this Agreement, nor the consummation of the transactions contemplated hereby, or the compliance with the terms, conditions and provisions hereof, will conflict with or violate any Organizational Document of VS&A.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each the parties have caused this Agreement to be executed by its duly authorized officer as of the date first written above.

PINNACLE TOWERS ACQUISITION LLC 301 N. Cattlemen Road, Suite 300 Sarasota, Florida 34232 Fax No. (941) 364-8761

By: Global Signal Services LLC, its Manager

By:	/s/ RONALD G. BIZICK
Name:	Ronald G. Bizick, II
Title:	Executive Vice President, Corporate Development and Operations

Acknowledged: (for Internal Corporate Purposes Only)	Global Signal Inc.

	By:	/s/ WESLEY R. EDENS
	Name:	Wesley R. Edens
	Title:	Chief Executive Officer

VSS-GOLDENSTATE, LLC

By:	/s/ SCOTT J. TRUELLER
Name:	Scott J. Trueller
Title:	President

GOLDENSTATE TOWERS, LLC

By:	/s/ JOHN F. RICCI
Name:	John F. Ricci
Title:	Chief Executive Officer

VS&A COMMUNICATIONS PARTNERS III, L.P. (solely for purposes of Sections 5.11 and 9.15)

By:	VS&A Equities III, L.C., its General Partner

By:	/s/ SCOTT J. TRUELLER
Name:	Scott J. Trueller
Title:	Managing Member

APPENDIX A

DEFINITIONS

Accountants means the Accountants as defined in Section 5.1(b) hereof.

Accounting Firm means the Accounting Firm as defined in Section 2.6 hereof.

Acquisition Agreement means the Acquisition Agreement as defined in Section 5.9 hereof.

Acquisition Proposal means the Acquisition Proposal as defined in Section 5.9 hereof.

Affiliate, Affiliated means, with respect to any specified Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any executive officer or director of such Person, and (c) with respect to any partnership, joint venture, limited liability company or similar Person, any general partner or manager thereof.

Affiliate Transactions means any Contract between the Company and any Affiliates or Associates of the Company.

Aging Schedule means the Aging Schedule as defined in Section 3.2(g) hereof.

Agreed Rate means for any day, the rate per annum equal to 9%.

Agreement means this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A and the other Appendices, Schedules and Exhibits hereto, and the Disclosure Schedule, as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein provided.

Annualized Run Rate means, as of any measurement date, (i) the amount of monthly rent and license fees appropriately recognized as revenue or recorded as an expense, as applicable, on an accrual basis in a manner consistent with GAAP in effect on such measurement date multiplied by (ii) twelve (12).

Annualized Expense Run Rate means, as of any measurement date, (i) the average of the monthly amounts appropriately recorded as an expense on an accrual basis in a manner consistent with GAAP for the six months prior to the month in which such date occurs multiplied by (ii) two.

Associate shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

August Tower Cash Flow Statement means the August Tower Cash Flow Statement as defined in Section 2.2(d) hereof.

APPENDIX A-1

Authority means any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, court, department, instrumentality, or other political unit or subdivision of any of the foregoing, whether domestic or foreign.

Basket Amount means the Basket Amount as defined in Section 8.3(a) hereof.

Benefit Plan shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, program, arrangement or understanding (whether or not legally binding) providing material benefits or compensation to any current or former employee, manager, officer, or director of the Company.

Business shall have the meaning set forth in the Recitals hereof.

Business Permits means the Business Permits as defined in Section 3.7(a) hereof.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Claims means any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including reasonable attorneys’ and other legal fees, costs and expenses) relating to any of the foregoing.

Closing means the Closing as defined in Section 2.3(a) hereof.

Closing Date means the Closing Date as defined in Section 2.3(a) hereof.

Closing Date Tower Cash Flow means the Closing Date Tower Cash Flow as defined in Section 2.2(d) hereof.

Code means the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law.

Collateral Documents means the deeds, bills of sale, assignments, assumptions of liabilities, releases, agreements and other instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

Commission has the meaning in Section 5.1(b) hereof.

Commonly Controlled Entity has the meaning in Section 3.20(a) hereof.

Company means the Company as defined in the preamble.

APPENDIX A-2

Competitive Activity shall have the meaning set forth in Section 5.11(a).

Confidential Information means the Confidential Information as defined in Section 5.1(d) hereof.

Consultation Period means the Consultation Period as defined in Section 2.6 hereof.

Contract means any contract, agreement, lease, license, permit, commitment, evidence of indebtedness, mortgage, indenture, deed of trust, note, bond, concession, franchise, security agreement, understanding, instrument, joint settlement agreement, arrangement or other legally binding arrangement (whether written or oral), and shall include customer orders and purchase orders.

Control (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, equity or other ownership, by Contract, or as trustee or executor, by agreement, credit arrangement or otherwise.

Customer means Customer as defined in Section 5.11(b) hereof.

***

Disclosure Schedule means the Disclosure Schedule, dated as of the Effective Date, delivered by Seller to Purchaser, as the same shall be amended pursuant to the terms of Section 5.12 hereof.

Easements means all of the Company’s right, title and interest in, to and under all easements, licenses and other Contracts belonging to or in any way appertaining to the Leasehold Property, the Towers and/or Improvements, including all easements, licenses and Contracts providing access relating to the foregoing from public streets, roads and ways, all easements, licenses and Contracts for location, maintenance, repair and replacement of and for cables, utilities, utility lines, wires and anchors, and all easements, licenses and Contracts for parking.

Effective Date means the date of this Agreement.

Employees means the Employees as defined in Section 3.21(a) hereof.

Environmental Claim means any claim, complaint, action, suit, proceeding, governmental or administrative action, investigation or notice in writing by any Person alleging potential liability arising out of, based on, or resulting from (i) the release, emission discharge or disposal into, or presence in, the environment, including the indoor environment, of any Hazardous Substance or (ii) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.

Environmental Laws means any and all Laws or Orders of any Authority regulating, relating to or imposing liability or standards of conduct concerning protection of

APPENDIX A-3

human health or the environment, including NEPA, CERCLA, RCRA, OSHA, and any similar state Laws, including any State Historic Preservation Office, California Historical Resources Information System Law or other Law relating to historical resources and historic preservation issues.

Environmental Permit means any Governmental Authorization required by or pursuant to any Environmental Law.

Environmental Property Transfer Law means any Law that requires any notification or disclosure of environmental conditions in connection with the sale of stock, or the transfer, sale, lease or closure of any property or the transfer of any ownership interest in any Person which owns property.

Equipment means any and all equipment, machinery, replacements, spare parts, supplies and other personal property (excluding any Improvements) owned or leased by the Company and used, held for use or useful in connection with the operation of the Business.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent means the Escrow Agent as defined in Section 2.2(b) hereof.

Escrow Agreement means the escrow agreement, dated as of the Effective Date, among Purchaser, Seller and the Escrow Agent relating to the earnest money deposit referenced in Section 2.2(b), in the form of Exhibit H.

Event means the existence or occurrence of any act, action, activity, change, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

FAA means the United States Federal Aviation Administration, or any successor Authority.

FCC means the United States Federal Communications Commission, or any successor Authority.

Financial Statements means the Financial Statements as defined in Section 3.6(a) hereof.

FIRPTA Certificate means any FIRPTA Certificate as defined in Section 2.3(b)(i) hereof.

GAAP means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

Governmental Authorizations means all approvals, concessions, consents, franchises, licenses, sublicenses, certificates, permits, plans, registrations, filings, submissions, notices, waivers, Orders, grants, easements, declarations and other authorizations of all

APPENDIX A-4

Authorities (including (x) all zoning permits, variances and building permits and approvals, and (y) all applications, responses, approvals, clearances and registrations with the FAA and the FCC) that are (i) held or required to be in connection with, or that otherwise relate to, the ownership or operation of the Company, any Sites or to the conduct of the Business or (ii) necessary for the consummation of the Purchase and the other transactions contemplated by this Agreement and the Collateral Documents.

Ground Lease means with respect to each of the Leasehold Properties (i) each lease, license, sublease, sublicense or similar Contract between a third party lessor, licensor, sublessor or sublicensor, and the Company, as lessee, licensee, sublicensee or sublessee, granting to the Company a leasehold or subleasehold estate in and to a Leasehold Property, and (ii) any license or other right to use any property owned by a United States federal or state Authority, including the United States Bureau of Land Management, together with all amendments, modifications, supplements, side letters, estoppel agreements, guarantees, and other documents related thereto.

Ground Lessor means the “grantor” or “lessor” or “landlord” or “licensor” under a Ground Lease.

Ground Lessor (Oregon) means Portland General Electric Company, as the lessor under the Ground Lease(s) for the properties referred to in Exhibit A-2.

Ground Lessor Estoppel means an estoppel certificate duly signed by a Ground Lessor under a Ground Lease in substantially the form of Exhibit A-1 (with any modifications thereto having been approved by Purchaser’s lending sources).

Ground Lessor Estoppel (Oregon) means an estoppel certificate duly signed by the Ground Lessor (Oregon) in the form of Exhibit A-2.

Hazardous Substance means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

Improvements means any and all Towers, buildings, tower foundations, utilities, wires, anchors, landscaping, improvements, fixtures, machinery, equipment (including all service entrance wiring, and meter banks breakers), shelters, fencing, structures, poles, roads and other tangible assets owned by the Company and located on or appurtenant to any of the Sites.

Indebtedness means with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for (i) the deferred purchase price of property or services and (ii) the deferred purchase price related to the acquisition of raw material and any other components used in the manufacturing of products sold, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are

APPENDIX A-5

limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (v) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

Intellectual Property means all copyrights, uncopyrighted works, trademarks, trademark rights, trademark registrations, Patents, including all reissues, divisions, continuations and extensions thereof, patent rights, unpatented inventions, service marks, logos, trade names, trade name rights, corporate names, Internet sites and domain names, computer software licenses, data, software, permits, Trade Secrets, know-how, protected models, designs, methods, concepts, plans, specifications, schematics, formulas, inventions, technology, processes and intellectual property rights and other proprietary rights, whether or not subject to statutory registration, together with applications and licenses for, and the goodwill of the Business relating to, any of the foregoing.

Intellectual Property Rights means Intellectual Property Rights as defined in Section 3.19(b) hereof.

Intercompany Accounts means Intercompany Accounts as defined in Section 5.15 hereof.

IRS means the Internal Revenue Service.

***

Land means, either collectively or individually as the context so requires, those certain parcels or areas of real property comprising any Leasehold Property.

Law means any administrative, judicial, legislative or other action, code, constitution, decree, directive, enactment, finding, interpretation, law, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public

APPENDIX A-6

policy, settlement agreement, statute or writ of any Authority, whether domestic or foreign, as now or may at any time hereafter be in effect.

Leasehold Property means, individually and collectively, the land or Improvements in which the Company is the holder of a leasehold or subleasehold estate, license or other right to use such land or Improvement, together with all rights, appurtenances, advantages and Easements belonging thereto or in any way appertaining thereto.

Legal Action means, with respect to any Person, any and all litigation or legal or other pending actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings) or suits, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

Lien means any of the following: mortgage; lien (statutory or other); other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any unlocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

Loss and Expense means the Loss and Expense as defined in Section 8.2(a) hereof.

Management Company means Global Signal Services LLC, the management company of Purchaser.

***

Material Agreement means any Easement, Ground Lease, Tenant Lease, Related Contract, Proposed Tenant Lease or any of the following, each of which is set forth in Section 3.13 of the Disclosure Schedule:

(a) each Contract which creates an obligation on the part of the Company in excess of ***;

(b) each debt instrument, including any loan agreement, line of credit, promissory note, security agreement, or other Contract or evidence of Indebtedness, where the Company is a lender, borrower or guarantor, in a principal amount in excess of ***;

(c) each Contract which involves commitments to make capital expenditures or purchases or sales of assets in excess of ***;

APPENDIX A-7

(d) (i) each Contract restricting the Company from engaging in any line of business or engaging in business in any geographic area, and each Contract containing any provisions that alter the Company’s contractual rights thereunder if there is a merger of or other change of control with respect to the Company and (ii) each Contract restricting any third party from engaging in any line of business in competition with the Company or engaging in business in any geographic area in which the Company operates, and each Contract containing any provisions that alter such third party’s contractual rights thereunder if there is a merger of or other change of control with respect to such third party;

(e) each joint venture or partnership agreement to which the Company is a party;

(f) each Contract in excess of *** to which the Company is a party with respect to any assignment, discounting or reduction of any receivables of the Company;

(g) each Contract between the Company and any third party to acquire any assets or properties of such third party, or any interest in such third party, and each Contract between the Company and any third party to acquire any assets or properties of the Company, or any interest in the Company;

(h) each employment or consulting Contract entered into by the Company, and any other Contract between the Company and any founder or employee;

(i) each non-solicitation or no-hire agreement or non-disclosure agreement or similar Contract in favor of or restricting the Company;

(j) each Contract that mortgages, pledges or otherwise creates a Lien (other than Permitted Exceptions) with respect to an obligation in excess of *** on any portion of the Company’s assets; or

(k) any *** Contract of the Company relating in whole or in part to rights to Intellectual Property.

Maximum Purchase Price means the Maximum Purchase Price as defined in Section 2.2(a) hereof.

Membership Interests shall mean 100% of the outstanding and issued uncertificated limited liability company interests, as defined in the Delaware Limited Liability Company Act (6 Del. C. §18-801, et seq., as amended), in the Company.

Memorandum of Lease means a memorandum in recordable form setting forth certain terms of a Ground Lease and other property interests.

Minimum Tower Cash Flow Requirement means the Minimum Tower Cash Flow Requirement as defined in Section 2.3(a) hereof.

NEPA means the National Environmental Policy Act, as amended.

APPENDIX A-8

Non-Disturbance Agreement means a non-disturbance agreement duly signed by each Priority Interest Holder in substantially the form of Exhibit B.

NOTAM means a “Notice to Airman” issued by and as such term is used by the FAA.

NOTAM Report means the NOTAM Report as defined in Section 6.2(a)(viii) hereof.

NYSE means the New York Stock Exchange.

Objection Notice means any written notice of objection, including reasonable detail of the nature of such objection, delivered by Purchaser or Seller, as applicable, pursuant to Section 2.2(d) or Section 2.5.

Order means any order, writ, stipulation, award, judgment, injunction, decree, decision, finding, consent decree, recommendation or ruling of or by any Authority, including any arbitrator, mediator or referee.

Organizational Document means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate or articles of formation, its limited liability company or operating agreement, any agreements among members of such Person and similar agreements.

OSHA means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et. seq.

Patents means issued United States and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

Payoff Letter means the Payoff Letter as defined in Section 6.2(a)(vii) hereof.

Pension Plan means Pension Plan as defined in Section 3.20 hereof.

Permitted Exceptions means, with respect to each Site, encumbrances on leasehold title for (a) real estate Taxes, personal property Taxes or other property Taxes, assessments, governmental charges or levies not yet due, (b) landlords’, laborers’, shippers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue, (c) any Easements, rights of public utility companies, rights-of-way, covenants, conditions, licenses, restrictions reservations of mineral rights (with surface rights being waived) or similar encumbrances that do not impair the marketability, use or operation of such Site as a

APPENDIX A-9

communications tower facility, (d) rights of tenants in possession of such Site pursuant to Tenant Leases to be assigned to Purchaser hereunder, (e) the title exceptions, except to the extent modified by any endorsements that appear in the owner’s title insurance policies with respect to the Sites, which policies have been provided to Purchaser, provided, however, that for purposes of this clause (e) such title exceptions shall not include the following: (i) Liens (other than any Liens for any Site disclosed in Schedule 5,4(b)(ii)), (ii) real estate Taxes that were due and delinquent at the time of issuance of such title policies or (iii) matters filed in the public real estate records which *** impair, in Purchaser’s reasonable discretion, the marketability, use or operation of such Site as a communication tower facility, and (f) other matters filed in the public real estate records which do not *** impair, in Purchaser’s reasonable discretion, the marketability, use or operation of such Site as a communication tower facility.

Person means (i) any natural individual, (ii) any corporation, firm, unincorporated organization, association, sole proprietorship, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or (iii) any Authority.

Plans means the Plans as defined in Section 3.20(a) hereof.

Prepaid Items means all rights to receive prepaid rental, lease, sublease, license, sublicense, occupancy, use or other payments under Tenant Leases commencing on (and including) or following the Closing Date, in accordance with the terms of the applicable Tenant Lease, including any such amounts in respect of such periods paid to the Company prior to the Closing Date.

Priority Interest Holder means each holder of a Lien, or other interest, superior to the interest of the Company (other than any Ground Lessor with whom the Company is a party to a primary lease) with respect to any real property, including any mortgagee of a Ground Lessor (or its lessor) holding an interest superior to the interest of the Company.

Proposed Tenant Leases means the Proposed Tenant Leases as defined in Section 5.6(f) hereof.

Purchase means the Purchase as defined in Section 2.1 hereof.

Purchase Price means the Purchase Price as defined in Section 2.2(a) hereof.

Purchaser means the Purchaser as defined in the preamble.

Purchaser Indemnified Parties means the Purchaser Indemnified Parties as defined in Section 8.2(a) hereof.

RCRA means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

Related Contract means a Contract, other than a Ground Lease or Tenant Lease, between the Company, on the one hand, and a third party, on the other hand, pursuant to which a

APPENDIX A-10

third party provides goods or services to, or which otherwise relates to, a Site (e.g., a maintenance agreement).

Release means the Release as defined in Section 5.10(a) hereof.

Representatives means the officers, directors, managers, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents of any Person.

Restricted Period means the Restricted Period as defined in Section 5.11(a) hereof.

Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002.

Securities Act means the Securities Act as defined in Section 4.4 hereof.

Security Deposits means security deposits, notes, bonds, instruments and other tenant impounds.

Seller means the Seller as defined in the preamble.

Seller Indemnified Parties means the Seller Indemnified Parties as defined in Section 8.2(b) hereof.

Sites means the communications tower sites located on the Leasehold Property, including all Improvements thereon.

Special Damages means Special Damages as defined in Section 8.3(b) hereof.

Subsidiary of a Person shall mean any corporation, partnership, joint venture, sole proprietorship, limited liability company or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

Tax Return or Returns means all returns, consolidated or otherwise (including information returns, claims for refund, amended returns and declarations of estimated Tax), required to be filed with any Authority with respect to Taxes.

Tax or Taxes means all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), value-added, fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority.

APPENDIX A-11

Tenant Leases means all leases, master leases, subleases, licenses, sublicenses and similar Contracts for the present or future use and occupancy of a Site and/or Improvements or any portion thereof, together with any amendments, waivers, modifications and supplements thereto.

Termination Date means the Termination Date as defined in Section 7.1(e) hereof.

Third Party Claim means the Third Party Claim as defined in Section 8.4 hereof.

Title Certification means the title certification in the form of Exhibit F.

Title Policies means all title policies or title commitments relating to the Sites, together with copies of instruments evidencing Seller’s ownership interest and exceptions thereto, survey and as-built surveys.

Tower Assets means all assets, properties, rights and other interests of the Company (wherever located and whether tangible or intangible, real, personal or mixed) with respect to any Tower.

Tower Cash Flow means, ***

Tower Cash Flow Statement means the Tower Cash Flow Statement as defined in Section 2.2(d) hereof.

Tower Lighting System means the lighting control system for a Tower (including the control module, diagnostic and monitoring systems, light fixtures, all associated interconnection wiring and the external photo-cell).

Towers means the communication towers owned by the Company, including as described in Section 3.5 of the Disclosure Schedule.

Trade Secrets means all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information.

Transferred Employee means any Transferred Employee as defined in Section 5.16(a) hereof.

Uncommenced Tenant Lease means any Tenant Lease which has been duly executed but under which no rent payment has been received.

VS&A means VS&A as defined in the preamble.

Welfare Plan means Welfare Plan as defined in Section 3.20(a) hereof.

APPENDIX A-12